UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1−K

ANNUAL REPORT PURSUANT TO REGULATION A

OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2020

Mythic Collection, LLC
(Exact name of issuer as specified in its charter)

Delaware	83-3427237
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

16 Lagoon Ct, San Rafael, CA 94903

(Full mailing address of principal executive offices)

(415) 335-6370

(Issuer’s telephone number, including area code)

Series MTG-ABL90 Membership Interests

Series MTG-94BOX Membership Interests

Series MTG-AF157 Membership Interests

Series COM-FF160 Membership Interests

Title of each class of securities issued pursuant to Regulation A

Except as otherwise indicated by the context and for the purposes of this report only, references in this report to “we,” “us,” “our,” “Mythic Collection” or “our company” refer to Mythic Collection, LLC, a Delaware limited liability company.

Special Note Regarding Forward-Looking Statements

The information contained in this annual report includes some statements that are not historical and that are considered “forward-looking statements.” Such forward-looking statements include, but are not limited to, statements regarding our development plans for our business; our strategies and business outlook; anticipated development of the Company, the manager, each series of the Company and the Mythic Markets Platform (defined below); and various other matters (including contingent liabilities and obligations and changes in accounting policies, standards and interpretations). These forward- looking statements express the manager’s expectations, hopes, beliefs, and intentions regarding the future. In addition, without limiting the foregoing, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible”, “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” and similar expressions and variations, or comparable terminology, or the negatives of any of the foregoing, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this annual report are based on current expectations and beliefs concerning future developments that are difficult to predict. Neither the Company nor the manager can guarantee future performance, or that future developments affecting the Company, the manager or the Mythic Markets Platform will be as currently anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements.

All forward-looking statements attributable to us are expressly qualified in their entirety by these risks and uncertainties. These risks and uncertainties, along with others, are also described below under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the parties’ assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. You should not place undue reliance on any forward-looking statements and should not make an investment decision based solely on these forward- looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

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ITEM 1. BUSINESS

Our Corporate History and Background

The Company was formed on July 23, 2018, to engage in the business of identification, acquisition, marketing and management of a collection of collectible comic books, cards, and art (the “Assets”). Mythic Markets, Inc. is the manager of the Company (the “Manager”) and serves as the asset manager for the Assets owned by the Company and each underlying series (the “Asset Manager”). The Company acquires Assets financed through non-interest-bearing payments from the Manager and through purchase options negotiated with third-parties or affiliates, and develops the financial, offering and other materials to begin offering interests in the Company’s series’. The Company issues membership interests (the “Interests'') in a number of separate individual series (each, an “Offering”) of the Company (each, a “Series”). The Series assets may be referred to herein, collectively, as (the “Underlying Assets''). A purchaser of Interests (an “Investor”) in any Series acquires a proportional share of income and liabilities as they pertain to a particular Series, and the sole assets and liabilities of any given Series at the time of an Offering related to that particular Series is a single Underlying Asset (plus any cash reserves for future operating expenses) as well as certain liabilities related to expenses pre-paid by the Asset Manager. There will be a separate closing with respect to each Offering (each, a “Closing”). At the date of this filing, the Company has entered or plans to enter into the agreements and has closed the Offerings for sale of Series Interests, listed in the Master Series Table.

The vintage comic book, collectible card and fantasy art market, a global, multi-billion-dollar industry (based on estimates by Statista), is characterized by: (i) a very small number of collectors who have the financial means to acquire, enjoy and derive financial gains from vintage comic book, collectible card and fantasy art assets, and (ii) a very large number of vintage comic book, collectible card and fantasy art enthusiasts who have equivalent knowledge and passion for the assets, but no current mechanism to benefit financially from or enjoy certain benefits of ownership of the asset class.

The Company’s mission is to leverage technology and design, modern business models influenced by the sharing economy, and advancements in the financial regulatory environment to democratize the vintage comic book, collectible card and fantasy art market. The Company aims to provide enthusiasts with access to the market by enabling them to create a diversified portfolio of equity interests in “blue-chip” vintage comic book, collectible card and fantasy art assets through a seamless investment experience through the Mythic Markets Platform. It is expected that most of the value for investors of the underlying assets will be through appreciation, however, eventually, the Company, for its various underlying assets and series, intends to launch certain fan experiences, called “Fan Club Experiences.” However, the Company has not entered into any agreements for such experiences and does not plan to launch any such experiences until 2021 when the Company has sufficient underlying assets in designated series to justify the expense associated with such events as well as the effort. Eventually, it is the Company’s intention that investors will have the opportunity to participate in a unique collective ownership experience, including museum/retail locations and conventions, as part of the Fan Club Experiences. The objective is to use revenue generated from these Fan Club Experiences to fund the highest caliber of care for the vintage comic books, collectible cards and fantasy art pieces in the collection, which we expect ultimately to be offset by meaningful economies of scale in the form of lower costs for insurance and storage facilities, and to generate Free Cash Flow distributions to equity investors in the underlying assets. “Free Cash Flow” is defined as the net income (as determined under U.S. generally accepted accounting principles (“GAAP”)) generated by the series plus any change in net working capital and depreciation and amortization (and any other non-cash Operating Expenses) and less any capital expenditures related to the underlying asset, provided that Free Cash Flow does not include proceeds from a sale of an underlying asset. The manager may maintain Free Cash Flow funds in a deposit account or an investment account for the benefit of the series.

Collectors and brokers interested in selling their vintage comic books, collectible cards and fantasy art will benefit from greater liquidity, significantly lower transaction costs and overhead, and a higher degree of transparency as compared to traditional methods of transacting vintage comic books, collectible cards and fantasy art. Auction and consignment models can typically include upwards of ~20% of asset value in transaction costs and buyer premiums, as well as meaningful overhead in terms of asset preparation, shipping and marketing costs, and time value. The Company thus aims to align the interests of buyers and sellers, while opening up the market to a significantly larger number of participants than was previously possible, thereby driving market appropriate valuations and greater liquidity.

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Business of the Company

The interests represent an investment in a particular series and thus indirectly the underlying asset and do not represent an investment in the Company or the manager generally. We do not anticipate that any series will own any assets other than the underlying asset associated with such series. However, we expect that the operations of the Company, including the issuance of additional series of interests and their acquisition of additional assets, will benefit investors by enabling each series to benefit from economies of scale and by allowing investors to enjoy the Company’s vintage comic book, collectible card and fantasy art collection at the Fan Club Experiences which are not expected to launch until 2021, for which we have not entered into any agreements.

We anticipate that the Company’s core competency will be the identification, acquisition, marketing and management of blue-chip vintage comic books, collectible cards and fantasy art pieces for the benefit of the investors. In addition, through the use of the Mythic Markets Platform, the Company aspires to offer innovative digital products that support a seamless, transparent and unassuming investment process as well as unique and enjoyable experiences that enhance the utility value of investing in passion assets. The Company, with the support of the manager and through the use of the Mythic Markets Platform, aims to provide:

I. Investors with access to blue-chip vintage comic book, collectible card and fantasy art assets for investment, portfolio diversification and secondary market liquidity for their interests (although there can be no guarantee that a secondary market will ever develop or that appropriate registrations to permit such secondary trading will ever be obtained).

II. Vintage Comic Book, Collectible Card and Fantasy Art seller(s) with greater market transparency and insights, lower transaction costs, increased liquidity, a seamless and convenient sale process, portfolio diversification and the ability to retain minority equity positions in assets via the retention of equity interests in offerings conducted through the Mythic Markets Platform.

III. All Mythic Markets Platform users with a premium, highly curated, engaging media experience, including audiovisual content, virtual and augmented reality, community, and market sentiment (e.g. “fantasy collecting”) features. The investable assets on the platform will be supplemented with “private” assets, which will be used to generate conversation, support the “fantasy collecting” component of the platform and enable users to share personal sentiment on all types of assets.

IV. All Mythic Markets Platform users and others with opportunities to engage with the vintage comic books, collectible cards and fantasy art pieces in the Company’s collection through a diverse set of tangible interactions with assets on the platform and unique collective ownership experiences (together, the “Fan Club Experiences”) such as:

A. Grand Prix events (e.g., interactions with comic artists and game designers, casual drafts and competitive tournaments, major convention presence)

B. Visit & interact at Mythic Markets “museums” (i.e., Open HQ, pop-up experiences with partner businesses, or exhibitor booths at major auctions/events/conventions where users can view the assets in person and interact with each other in a social environment);

C. Asset sponsorship models (e.g. corporate sponsors or individuals pay for assets to appear in galleries or at events); and

D. Other asset related products (e.g., merchandise, social networking, communities).

A core principle of vintage comic book, collectible card and fantasy art collecting is the enjoyment of the assets. As such, the ultimate goal of the Fan Club Experiences will be to operate the asset profitably (i.e., generate revenues in excess of Operating Expenses at the Fan Club Experiences within mandated usage guidelines) while supporting the potential generation of financial returns for investors in each series. The Fan Club Experiences, with appropriate controls and incentives, and active monitoring by the series manager, should enable a highly differentiated and enjoyable shared collecting experience while providing for premium care for assets in the Company’s collection. To the extent the series manager considers it beneficial to investors, we plan to include the series Alpha Black Lotus, series 1994 MTG Boxes and other series, from time to time, in the Fan Club Experiences.

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Despite the plans of the Company, it should be noted that Fan Club Experiences are not expected to launch until 2021 and the Company has a significant amount of assets for the Fan Club Experiences will be an enjoyable and profitable experience. The Company has not entered into any contracts regarding Fan Club Experiences and investors are discouraged from investing solely on the basis of the plans of Fan Club Experiences. Instead, investors should invest because they believe that the underlying asset of their series will increase in value based on the underlying asset and the marketplace itself.

Our objective is to become the leading marketplace for investing in collector quality fandom and pop- culture assets (including vintage comic books, collectible cards and fantasy art pieces) and, through the Mythic Markets Platform, to provide investors with financial returns commensurate with returns in the vintage comic book, collectible card and fantasy art market, to enable deeper and more meaningful participation by vintage comic book, collectible card and fantasy art enthusiasts in the hobby, to provide experiential and social benefits comparable to those of a world-class vintage comic book, collectible card and fantasy art collector, and to manage the collection in a manner that provides exemplary care to the assets and offers potential returns for investors.

Master Series Table

Series Name	Underlying Asset	Offering Price per Interest	Maximum Offering Size	Minim/Maximum Membership Interests	Opening Date	Closing Date	Status
Series MTG-ABL90	Alpha Black Lotus BGS 9.0	$45.00	$90,000	2,000	August 20, 2019	September 22, 2019	Closed
Series MTG-94BOX	Antiquities, Revised, Legends, The Dark, and Fallen Empires Booster boxes	$27.50	$55,000	2,000	May 13, 2020	July 10, 2020	Closed
Series COM-AF157	1962 Amazing Fantasy #15 CGC FN/VF 7.0	$46.00	$92,000	2,000	July 22, 2020	October 19, 2020	Closed
Series ART-GGMTG	Magic: The Gathering Alpha Giant Growth Art	$71.50	$143,000	2,000	--	--	Not Yet Launched
Series COM-FF160	1961 Fantastic Four #1 CGC FN 6.0	$32.00	$32,000	1,000	September 9, 2020	January 26, 2021	Closed
Series COM-BHERO	Magic: The Gathering Alpha Benalish Hero Art	$35.00	$42,000	1,200	November 18, 2020	--	Open
Series COM-WONDR	1941 All-Star Comics #8 CGC VG 4.0	$37.00	$37,000	1,000	January 27, 2021	--	Open
Series COM-THOR1	1962 Journey Into Mystery #83 CGC VF 8.0	$35.00	$35,000	1,000	--	--	Not Yet Launched
Series GAM-METRD	1987 NES Metroid Wata 9.4 A+	$25.00	$50,000	2,000	March 3, 2021	--	Open
Series GAM-SMB3A	1990 NES Super Mario Bros. 3 Wata 9.4 A+	$28.00	$14,000	500	--	--	Not Yet Launched

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Competition

Although the Company’s business model is unique in the vintage comic book, collectible card and fantasy art industry, there is potentially significant competition for the underlying assets, which the Company securitizes through its offerings, from many different market participants. While the majority of transactions continue to be peer-to-peer with very limited public information, other market players such as high-end collectibles brokers and auction houses continue to play an increasing role.

Most of our current and potential competitors in the vintage comic book, collectible card and fantasy art industry, such as high-end collectibles brokers and auction houses, have significantly greater financial, marketing and other resources than we do and may be able to devote greater resources sourcing the underlying assets that the Company competes for. In addition, almost all of these competitors, in particular the auction houses, have longer operating histories and greater name recognition than we do and are focused on a more established business model.

There are also start-up models around shared ownership of collectible assets, developing in the industry, which will result in additional competition for underlying assets, but so far none of these models focus on the regulated securities market.

With the continued increase in popularity of the vintage comic book, collectible card and fantasy art market, we expect competition for the underlying assets to intensify in future. Increased competition may lead to increased vintage comic book, collectible card and fantasy art prices, which will reduce the potential value appreciation that interest holders may be able to achieve by owning interests in the Company’s offerings and will decreased the number of high-quality assets the Company can securitize through the Platform.

In addition, there are companies that are developing crowd funding models for other alternative asset classes such as art, collectibles, cars or wine, who may decide to enter the vintage comic book, collectible card and fantasy art market as well.

Customers

We target the broader U.S. vintage comic book, collectible card and fantasy art enthusiast and the 83.1 million U.S. millennial market (based on 2015 figures by the U.S. Census Bureau) as our key customer bases. The customers of the Company are the investors in each series that has closed an offering.

Manager

The Operating Agreement designates the manager as the managing member of the Company. The manager will generally not be entitled to vote on matters submitted to the interest holders. The manager will not have any distribution, redemption, conversion or liquidation rights by virtue of its status as the manager.

The Operating Agreement further provides that the manager, in exercising its rights in its capacity as the managing member, will be entitled to consider only such interests and factors as it desires, including its own interests, and will have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting the Company, any series of interests or any of the interest holders and will not be subject to any different standards imposed by the Operating Agreement, the LLC Act or under any other law, rule or regulation or in equity. In addition, the Operating Agreement provides that the manager will not have any duty (including any fiduciary duty) to the Company, any series or any of the interest holders.

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In the event the manager resigns as managing member of the Company, the holders of a majority of all interests of the Company may elect a successor managing member. holders of interests in each series of the Company have the right to remove the manager as manager of the Company, by a vote of two-thirds of the holders of all interests in each series of the Company (excluding the manager), in the event the manager is found by a non-appealable judgment of a court of competent jurisdiction to have committed fraud in connection with a series of interests or the Company. If so convicted, the manager shall call a meeting of all of the holders of every series of interests within 30 calendar days of such non-appealable judgment at which the holders may vote to remove the manager as manager of the Company and each series. If the manager fails to call such a meeting, any interest holder will have the authority to call such a meeting. In the event of its removal, the manager shall be entitled to receive all amounts that have accrued and are due and payable to it. If the holders vote to terminate and dissolve the Company (and therefore the series), the liquidation provisions of the Operating Agreement shall apply (as described in “Description of the interests Offered – Liquidation Rights”). In the event the manager is removed as manager of the Company, it shall also immediately cease to be manager of any series.

Advisory Board

The manager intends to assemble an expert network of advisors with experience in relevant industries (the “advisory board”) to assist the manager in identifying and acquiring the vintage comic books, collectible cards and fantasy art pieces, to assist the series manager in managing the vintage comic books, collectible cards and fantasy art pieces, and to advise the manager and certain other matters associated with the business of the Company and the various series of interests.

The members of the advisory board are not managers or officers of the Company or any series and do not have any fiduciary or other duties to the interest holders of any series.

Operating Expenses

Operating Expenses are allocated to each series based on the Companies Allocation Policy (see “Allocation of Expenses” below). Each series is only responsible for the Operating Expenses associated with such series, as determined by the manager in accordance with the Allocation Policy, and not the Operating Expenses related to any other series. Upon the closing, the series will be responsible for the following costs and expenses attributable to the activities of the Company related to the series (together, the “Operating Expenses”):

I. any and all ongoing fees, costs and expenses incurred in connection with the management of the underlying asset related to a series, including import taxes, income taxes, transportation (other than transportation costs described in Acquisition Expenses), storage (including its allocable portion of property rental fees should the manager decide to rent a property to store a number of underlying assets), security, valuation, custodial, marketing, maintenance and utilization of the underlying asset;

II. fees, costs and expenses incurred in connection with preparing any reports and accounts of a series of interests, including any blue sky filings required in certain states and any annual audit of the accounts of such series of interests (if applicable);

III. fees, costs and expenses of a third party registrar and transfer agent appointed in connection with a series of interests;

IV. fees, costs and expenses incurred in connection with making any tax filings on behalf of the series of interests;

V. any indemnification payments;

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VI. any and all insurance premiums or expenses incurred in connection with the underlying asset, including insurance required for utilization at and transportation of the underlying asset to events under Fan Club Experiences (excluding any insurance taken out by a corporate sponsor or individual paying to showcase an asset at an event but including, if obtained, directors and officers insurance of the directors and officers of the manager or the series manager); and

VII. any similar expenses that may be determined to be Operating Expenses, as determined by the manager in its reasonable discretion.

The manager has agreed to pay and not be reimbursed for Operating Expenses incurred prior to the closing of any series detailed in the series offering table. The manager will bear its own expenses of an ordinary nature, including all costs and expenses on account of rent (other than for storage of the underlying asset), supplies, secretarial expenses, stationery, charges for furniture, fixtures and equipment, payroll taxes, remuneration and expenses paid to employees and utilities expenditures (excluding utilities expenditures in connection with the storage of the underlying assets).

If the Operating Expenses for a particular series exceed the amount of revenues generated from the underlying asset of such series and cannot be covered by any Operating Expense reserves on the balance sheet of the series, the manager may (a) pay such Operating Expenses and not seek reimbursement, (b) loan the amount of the Operating Expenses to the series, on which the manager may impose a reasonable rate of interest, and be entitled to reimbursement of such amount from future revenues generated by the underlying asset related to such series (an “Operating Expenses Reimbursement Obligation(s)”), and/or (c) cause additional interests to be issued in the series in order to cover such additional amounts.

Indemnification of the Manager

The Operating Agreement provides that none of the manager, nor any current or former directors, officers, employees, partners, shareholders, members, controlling persons, agents or independent contractors of the manager, members of the advisory board, nor persons acting at the request of the Company in certain capacities with respect to other entities (collectively, the “Indemnified Parties”) will be liable to the Company, any series or any interest holders for any act or omission taken by the Indemnified Parties in connection with the business of the Company or any series that has not been determined in a final, non-appealable decision of a court, arbitrator or other tribunal of competent jurisdiction to constitute fraud, willful misconduct or gross negligence.

Each series will indemnify the Indemnified Parties out of its assets against all liabilities and losses (including amounts paid in respect of judgments, fines, penalties or settlement of litigation, including legal fees and expenses) to which they become subject by virtue of serving as Indemnified Parties with respect to the Company or the applicable series and with respect to any act or omission that has not been determined by a final, non-appealable decision of a court, arbitrator or other tribunal of competent jurisdiction to constitute fraud, willful misconduct or gross negligence.

Description of the Series Agreement

The series referenced in the Series Offering Table will each appoint the manager to serve as series manager to manage the underlying asset pursuant to a series agreement.

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The services provided by the series manager will include:

•	Together with members of the advisory board, creating the asset maintenance policies for the collection of assets;

•

Investigating, selecting, and, on behalf of the applicable series, engaging and conducting business with such persons as the series manager deems necessary to ensure the proper performance of its obligations under the series agreement, including but not limited to consultants, insurers, insurance agents, maintenance providers, storage providers and transportation providers and any and all persons acting in any other capacity deemed by the series manager necessary or desirable for the performance of any of the services under the series agreement; and

•	Developing standards for the transportation and care of the underlying assets.

The series agreement entered with each series will terminate on the earlier of: (i) one year after the date on which the relevant underlying asset has been liquidated and the obligations connected to the underlying asset (including, contingent obligations) have been terminated, (ii) the removal of Mythic Markets, Inc. as managing member of the Company (and thus all series of interests), (iii) upon notice by one party to the other party of a party’s material breach of the series agreement or (iv) such other date as agreed between the parties to the series agreement.

Each series will indemnify the series manager out of its assets against all liabilities and losses (including amounts paid in respect of judgments, fines, penalties or settlement of litigation, including legal fees and expenses) to which they become subject by virtue of serving as series manager under the series agreement with respect to any act or omission that has not been determined by a final, non-appealable decision of a court, arbitrator or other tribunal of competent jurisdiction to constitute fraud, willful misconduct or gross negligence.

Management Fee

As consideration for managing the underlying asset, the series manager will be paid a semi-annual fee pursuant to the series agreement equal to 50% of any available Free Cash Flow generated by a series for such six-month time period (the “Management Fee”). The Management Fee will only become payable if there are sufficient proceeds to distribute Free Cash Flow to the interest holders.

Asset Selection

The Company targets a broad spectrum of assets globally in order to cater to a wide variety of tastes and investment strategies across the vintage comic book, collectible card and fantasy art market. We intend to acquire vintage comic book, collectible card and fantasy art assets ranging from Golden and Silver Age comic books, Magic: The Gathering, Pokemon cards, original fantasy art as well as various other categories across the spectrum of vintage comic book, collectible card and fantasy art assets. We will pursue acquisitions opportunistically on a global basis whenever we can leverage our industry specific knowledge or relationships to bring compelling investment opportunities to investors. It is our objective to acquire only the highest caliber assets (Graded 9 and above as defined by Beckett Grading Services and Professional Sports Authenticator, Graded 4.5 and above as defined by Certified Guaranty Company and other similar industry grading companies, although we may opportunistically choose to acquire assets of lesser qualities from time to time if we consider these to be prudent investments for the investors on the Mythic Markets Platform) and to appropriately maintain, monitor and manage the collection to support its continued value appreciation and to enable respectful enjoyment and utilization by the investors.

We anticipate that our advisory board will assist in the identification of vintage comic books, collectible cards and fantasy art pieces and in finding and identifying collectible related service providers. We believe this will give the Company access to the highest quality assets and balanced information and decision making from information collected across a diverse set of constituents in the vintage comic book, collectible card and fantasy art market, as well as a network of partners to ensure the highest standards of care for the underlying assets.

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Our asset selection criteria were established by the manager in consultation with members of our advisory board and are continually influenced by investor demand and current industry trends. The criteria are subject to change from time to time in the sole discretion of the manager, Although we cannot guarantee positive investment returns on the assets we acquire, we endeavor to select assets that are projected to generate positive return on investment, primarily based upon the asset’s value appreciation potential. The manager, along with our advisory board, will endeavor to only select assets with known ownership history, pre-purchase inspections, and other related records. The manager, along with our advisory board, also considers the condition and grading of the assets, historical significance, provenance, the historical valuation of the specific asset or comparable assets and our ability to relocate the asset to offer tangible experiences to investors and members of the Mythic Markets Platform. The manager, together with the advisory board, will review asset selection criteria at least annually. The manager will seek approval from the advisory board for any major deviations from these criteria.

Through the Company’s network and advisory board, we believe that we will be able to identify and acquire vintage comic book, collectible card and fantasy art assets of the highest quality and known provenance, and obtain proprietary access to publisher limited production assets, with the intent of driving returns for investors in the series of interests that owns the applicable asset. Concurrently, through the Mythic Markets Platform, we aim to bring together a significantly larger number of potential buyers with asset sellers than traditional auction houses or brokers are able to achieve. Through this process, we believe we can source and syndicate assets more efficiently than the traditional markets and with significantly lower transaction and holding costs.

Asset Acquisition

The Company plans to acquire underlying assets through various methods:

1. Upfront purchase – the Company acquires an underlying asset from an asset seller prior to the launch of offering related to the series

2. Purchase agreement – the Company enters into an agreement with an asset seller to acquire an underlying asset, which may expire prior to the closing of the offering for the related series, in which case the Company is obligated to acquire the underlying asset prior to the closing

3. Purchase option agreement – the Company enters into a purchase option agreement with an asset seller, which gives the Company the right, but not the obligation, to acquire the underlying asset

In the case where an underlying asset is acquired prior to the launch or closing, as the case may be, of the offering process for the related series, the proceeds from the associated offering, net of any Offering Expenses or other Acquisition Expenses or Sourcing Fee, will be used to reimburse the Company for the acquisition of the underlying asset or repay any loans made to the Company, plus applicable interest, to acquire such underlying asset.

From time to time, and as was the case for the series Alpha Black Lotus, the Company or its Affiliates may elect to acquire an asset opportunistically prior to the offering process. In such cases, the proceeds from the associated offering, Offering Expenses or other Acquisition Expenses or Sourcing Fee, will be used to reimburse the Company for the acquisition of the asset or repay any loans made to the Company, plus applicable interest, to acquire such assets.

In the case where, rather than pre-purchasing assets before the closing of an offering, the Company plans to negotiate with asset sellers for the exclusive right to market, for a period of time (the “exclusivity period”) an asset on the Mythic Markets Platform to investors. The Company plans to achieve this by pre-negotiating a purchase price (or desired amount of liquidity) and entering into an asset purchase agreement with an asset seller which would close simultaneously upon the closing of the offering of interests in the series associated with that asset. Then, upon closing a successful offering, the asset seller would be compensated with a combination of cash proceeds from the offering and, if elected, equity ownership in the series associated with the asset (as negotiated in the asset purchase agreement for such vintage comic book, collectible card or fantasy art pieces) and the asset would be held by, or for the benefit of, the applicable series.

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Additional details on the acquisition method for each underlying asset can be found in the “Use of Proceeds/Description of Underlying Assets – All series” section for each respective series.

Asset Liquidity

The Company intends to hold and manage all of the assets marketed on the Mythic Markets Platform indefinitely. Liquidity for investors would be obtained by transferring their interests in a series (although there can be no guarantee that a secondary market for any series of interests will develop or that appropriate registrations to permit secondary trading will ever be obtained). However, should an offer to liquidate an entire asset materialize and be in the best interest of the investors, as determined by the manager, the manager together with the advisory board will consider the merits of such offers on a case-by-case basis and potentially sell the asset. Furthermore, should an asset become obsolete (e.g. lack investor demand for its interests) or suffer from a catastrophic event, the manager may choose to sell the asset. As a result of a sale under any circumstances, the manager would distribute the proceeds of such sale (together with any insurance proceeds in the case of a catastrophic event covered under the assets insurance contract) to the interest holders of the applicable series (after payment of any accrued liabilities or debt, including but not limited to balances outstanding under any Operating Expenses Reimbursement Obligation or accrued Management Fee, on the asset or of the series at that time).

Facilities

The manager intends to operate the Company and manage the collection in a manner that will focus on the ongoing security of all underlying assets. The manager will store the underlying asset, along with other assets in a professional facility and in accordance with standards commonly expected when managing vintage comic books, collectible cards and fantasy art pieces of equivalent value and always as recommended by the advisory board.

The Company currently leases space in secure storage facilities in Oregon for the purposes of storing underlying assets in a controlled environment other than when some or all of the underlying assets are used in Fan Club Experiences or are otherwise being utilized for marketing or similar purposes.

The Company also currently leases several safe deposit boxes in the vault of a commercial banking facility in Oregon for the purposes of storing the underlying asset in a secure, highly controlled environment or is otherwise being utilized for marketing or similar purposes. The facility is monitored by staff approximately 49 hours per week and is under constant video surveillance. Each of the underlying assets in the collection are inspected and exercised appropriately on a regular basis according to the maintenance schedule defined for each underlying asset by the series manager in conjunction with members of the advisory board.

The manager and the series manager is located at 16 Lagoon Ct, San Rafael, CA 94903 and presently has three full-time employees and five part-time contractors. The Company does not have any employees.

Government Regulation

Regulation of the vintage comic book, collectible card and fantasy art industry varies from jurisdiction to jurisdiction and state to state. In any jurisdictions or states in which the Company operates, it may be required to obtain licenses and permits to conduct business and will be subject to local laws and regulations, including, but not limited to, import and export regulations, laws and regulations involving sales, use, value-added and other indirect taxes.

Claims arising out of actual or alleged violations of law could be asserted against the Company by individuals or governmental authorities and could expose the Company or each series of interests to significant damages or other penalties, including revocation or suspension of the licenses necessary to conduct business and fines.

Legal Proceedings

None of the Company, any series, the manager, the series manager or any director or executive officer of the manager is presently subject to any material legal proceedings.

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Allocations of Expenses

To the extent relevant, Offering Expenses, Acquisition Expenses, Operating Expenses, revenue generated from underlying assets and any indemnification payments made by the Company will be allocated amongst the various interests in accordance with the manager’s allocation policy, a copy of which is available to investors upon written request to the manager, The allocation policy requires the manager to allocate items that are allocable to a specific series to be borne by, or distributed to (as applicable), the applicable series of interests. If, however, an item is not allocable to a specific series but to the Company in general, it will be allocated pro rata based on the value of underlying assets (e.g., in respect of collectible insurance) or the number of interests, as reasonably determined by the manager or as otherwise set forth in the allocation policy. By way of example, as of the date hereof it is anticipated that revenues and expenses will be allocated as follows:

Revenue or Expense Item	Details	Allocation Policy (if revenue or expense is not clearly allocable to a specific underlying asset)
Revenue	Fan Club Experiences (Mythic Museum, Grand Prix Tournaments, etc.) (not expected until 2021)	Allocable pro rata to the value of each underlying asset
Offering Expenses	Filing expenses related to submission of regulatory paperwork for a series	Allocable pro rata to the number of underlying assets
	Underwriting expense incurred	Allocable pro rata to the number of underlying assets
	Legal expenses related to the submission of regulatory paperwork for a series	Allocable pro rata to the number of underlying assets
	Audit and accounting work related to the regulatory paperwork of a series	Allocable pro rata to the number of underlying assets
	Escrow agent fees for the administration of escrow accounts related to the offering	Allocable pro rata to the number of underlying assets
	Compliance work including diligence related to the preparation of a series	Allocable pro rata to the number of underlying assets
	Bank transfer and other bank account related fees	Allocable to each underlying asset
Acquisition Expense	Transportation of underlying asset as at time of acquisition	Allocable pro rata to the number of underlying assets
	Insurance for transportation of underlying asset as at time of acquisition	Allocable pro rata to the value of each underlying asset
	Preparation of marketing materials	Allocable pro rata to the number of underlying assets

interest / purchase option expense in the case (i) an underlying asset was pre-purchased by the Company through a loan or (ii) the Company obtained a purchase option to acquire an underlying asset, prior to the closing of an offering

Allocable directly to the applicable underlying asset
Operating Expense	Storage	Allocable pro rata to the number of underlying assets
	Security (e.g., surveillance and patrols)	Allocable pro rata to the number of underlying assets
	Custodial fees	Allocable pro rata to the number of underlying assets
	Appraisal and valuation fees	Allocable pro rata to the number of underlying assets
	Marketing expenses in connection with Fan Club Experiences	Allocable pro rata to the value of each underlying asset
	Insurance	Allocable pro rata to the value of each underlying asset
	Transportation to Fan Club Experiences	Allocable pro rata to the number of underlying assets
	Ongoing reporting requirements (e.g. Reg A+ or Securities Act reporting)	Allocable pro rata to the number of underlying assets
	Audit, accounting and bookkeeping related to the reporting requirements of the series	Allocable pro rata to the number of underlying assets
	Other Fan Club Experience related expenses (e.g., special guest and artist fees, facility management, film and photography crew)	Allocable pro rata to the value of each underlying asset
Indemnification Payments	Indemnification payments under the Operating Agreement	Allocable pro rata to the value of each underlying asset

Notwithstanding the foregoing, the manager may revise and update the allocation policy from time to time in its reasonable discretion without further notice to the investors.

MARKET OPPORTUNITY

The vintage comic book, collectible card and fantasy art market has truly become a globalized industry as vintage comic books, collectible cards and fantasy art pieces have begun trading hands internationally and collectors and enthusiasts are attending an increasing number of auctions and conventions across the globe.1 The core markets include the U.S., Europe and Asia; however, we believe growing markets for vintage comic books, collectible cards and fantasy art in places such as Latin America and Russia create more price insulation from localized market conditions as demand is less tied to the specific health of the general U.S. economy. We do not have a statistic on this matter.

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1 Lewis, Al. 10 Reasons Comic Books Are the Best Investment. MarketWatch, 14 Aug. 2013, www.marketwatch.com/story/10-reasons-comic-books-are-the-best-investment-2013-08-14

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We believe that the market for highly coveted, investment grade, vintage comic book, collectible card and fantasy art assets will continue to appreciate and generate financial returns for investors. We further believe that The Walt Disney Company’s acquisition of Marvel Entertainment will lead to the development of new experiences and theme parks dedicated to the genre, and will exacerbate the trend. Similarly, to the extent the macro-investment environment continues to be defined by moderate interest rates and potentially volatile returns in traditional asset classes, high performing alternative asset classes should continue to gain in prominence and benefit from positive funds flows into these asset classes. Like art and other passion asset classes, we believe that vintage comic books, collectible cards and fantasy art will continue to become a more permanent part of many investors’ investment thesis, further increasing transparency and liquidity in this market. Sharing economy business models, like those offered by the Fan Club Experiences, will become a more efficient and enjoyable way to participate in the vintage comic book, collectible card and fantasy art hobby independent of investment activities, particularly among younger generations that derive more value from living asset-light and experience-heavy lifestyles. In should be noted that Fan Club Experiences are not expected to launch until 2021.

The popularization of the vintage comic book, collectible card and fantasy art market has been accelerated through the growth of global collectible card game tournaments and eSports leagues (e.g. Magic: The Gathering Pro Tour and Grand Prix), the superhero film genre (e.g., Wonder Woman, Black Panther), mobile gaming (e.g., Pokemon Go), televised and streaming content (e.g., Twitch, YouTube Gaming), vintage comic book, collectible card and fantasy art auctions (e.g., Heritage Auctions, Comic Connect, Comic Link, PWCC Auctions), conventions (e.g., Comic-Con International, Gen Con, PAX, BlizzCon) and the aforementioned broadening of the collectible scope of vintage comic books, collectible card games and fantasy art pieces. These all lead to increased participation and interest in vintage comic books, collectible cards and fantasy art by a larger range of people and income classes.

Another factor pushing the growth of the vintage comic book, collectible card and fantasy art market is the introduction of new technologies and cultural norms including online gaming, digital asset collecting, and reimagining classic superhero characters to appeal to new and broader audiences. For example, the extreme price increase of All Star Comics #8 (first appearance of Wonder Woman) has been spurred by the cultural popularity and box office success of the Wonder Woman film. Similarly, the global success of the Pokemon Go mobile game has driven increased demand for key holofoil cards of the offline card game. In coming years, we anticipate continued growth and evolution in how comic books, collectible cards and fantasy art pieces are created and consumed.

Although the global market is significantly larger, the key available, reliable statistics are for the U.S. market only.

Comichron, ICV2 and Statista estimate the 2018 comic book, collectible card and fantasy art retail market in the U.S. involved approximately $1.5 billion in transaction value (growing 4.9% annually).2 3 This represents a ~42% increase since 2010.4 We believe that the majority of the market for buying and selling of vintage comic books, collectible cards and fantasy art is outside of the public eye with very little transparency and extremely limited access to a large number of potential market participants.

We believe the overall macro- economic environment remains favorable for high performing alternative asset classes, including vintage comic books, collectible cards and fantasy art. interest rates are expected to remain moderate (albeit rising) across most developed economies and returns in traditional asset classes such as stocks and investment grade bonds may remain volatile. In addition to the increased transparency generally across alternative asset classes, we believe that these factors will support the trend for investors to seek returns in alternative assets, which will continue to make these a more permanent component of investment strategies broadly.

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2 according to Comic Book Sales by Year. (n.d.). Retrieved from http://www.comichron.com/yearlycomicssales.html.

3 Card Games - United States | Statista Market Forecast. Statista, www.statista.com/outlook/14030000/109/card-games/united-states#market-revenue

4 Comics sales revenue in North America 2017 | Statistic. (n.d.). Retrieved from http://www.statista.com/statistics/576036/comics-revenue/

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RISK FACTORS

The interests offered hereby are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose their entire investment. There can be no assurance that the Company’s investment objectives will be achieved or that a secondary market would ever develop for the interests, whether via the Mythic Markets Platform, via third party registered broker-dealers or otherwise. The risks set out below are not the only risks we face. Additional risks and uncertainties not presently known to us or not presently deemed material by us might also impair our operations and performance and/or the value of the interests. If any of these risks actually occurs, the value of the interests may be materially adversely affected. Prospective investors should obtain their own legal and tax advice prior to making an investment in the interests and should be aware that an investment in the interests may be exposed to other risks of an exceptional nature from time to time. The following considerations are among those that should be carefully evaluated before making an investment in the interests.

Risks relating to the structure, operation and performance of the Company.

The COVID-19 outbreak may have a material adverse impact on our results of operations.

In December 2019, a novel strain of coronavirus, referred to as COVID-19, was reported in Wuhan, China. COVID-19 has since spread to other countries, including the United States, and was declared a pandemic by the World Health Organization. Efforts to contain the spread of COVID-19 have intensified, and the United States and countries in Europe and Asia have implemented severe travel and social restrictions, including social distancing and “shelter-in-place” orders. The impacts of the outbreak are unknown and rapidly evolving. The COVID-19 outbreak, or public perception of the outbreak, could adversely affect the value of the underlying assets and the financial condition of our investors or prospective investors, resulting in reduced demand for our offerings and alternative asset classes generally.

The continued spread of COVID-19 has also led to severe disruption and volatility in the global financial markets, which could increase our cost of capital and adversely affect our liquidity and ability to access capital markets in the future. The continued spread of COVID-19 has caused an economic slowdown and may cause a recession or other unpredictable events, each of which could adversely affect our business, results of operations or financial condition. The pandemic has had, and could have a significantly greater, material adverse effect on the United States economy as a whole and in our industry in particular.

If the spread of COVID-19 cannot be slowed and, ideally, contained, our business operations could be further delayed or interrupted. We expect that government and health authorities to announce new, or extend existing, restrictions, which could require us to make further adjustments to our operations in order to comply with any such restrictions. We may also experience limitations in employee resources. In addition, our operations could be disrupted if any employee of our manager is suspected of having the virus, which could require quarantine of any such employees. The duration of any business disruption cannot be reasonably estimated at this time but may materially affect our ability to operate our business and result in additional costs.

The extent to which COVID-19 may impact our results will depend on future developments, which are highly uncertain and cannot be predicted as of the date of this annual report, including new information that may emerge concerning the severity of the pandemic and steps taken to contain the pandemic or treat its impact, among others. Nevertheless, the pandemic; the current financial, economic and capital markets environment; and future developments in the global supply chain and other areas present material uncertainty and risk with respect to our performance, financial condition, results of operations and cash flows.

An investment in an offering constitutes only an investment in that series and not in the Company or the underlying asset.

An investor in an offering will acquire an ownership interest in the series of interests related to that offering and not, for the avoidance of doubt, in (i) the Company, (ii) any other series of interests, (iii) the manager, (iv) the series manager, (v) the Platform or (vi) directly in the underlying asset associated with the series or any underlying asset owned by any other series of interests. This results in limited voting rights of the investor, which are solely related to a particular series. investors will have voting rights only with respect to certain matters, primarily relating to amendments to the Operating Agreement that would adversely change the rights of the interest holders and removal of the manager for “cause”. The manager and the series manager thus retain significant control over the management of the Company and the underlying assets. Furthermore, because the interests in a series do not constitute an investment in the Company as a whole, holders of the interests in a series are not expected to receive any economic benefit from, or be subject to the liabilities of, the assets of any other series of interest. In addition, the economic interest of a holder in a series will not be identical to owning a direct undivided interest in an underlying series Asset because, among other things, a series will be required to pay corporate taxes before distributions are made to the holders, and the series manager will receive a fee in respect of its management of the series Asset.

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Our independent auditor’s report contains a going concern paragraph regarding substantial doubt about our ability to continue as a going concern.

The Company’s ability to continue as a going concern is dependent upon its ability to generate future profitable operations and/or obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they become due. There can be no assurances that we will be successful in completing any necessary financings or in achieving or maintaining profitability.

There is currently no public trading market for our securities.

There is currently no public trading market for any interests, and an active market may not develop or be sustained. If an active public or private trading market for our securities does not develop or is not sustained, it may be difficult or impossible for you to resell your interests at any price. Even if a public or private market does develop, the market price could decline below the amount you paid for your interests.

There may be state law restrictions on an investor’s ability to sell the interests.

Each state has its own securities laws, often called “Blue Sky” laws, which (1) limit sales of securities to a state’s residents unless the securities are registered in that state or qualify for an exemption from registration and (2) govern the reporting requirements for broker-dealers and stock brokers doing business directly or indirectly in the state. Before a security is sold in a state, there must be a registration in place to cover the transaction, or it must be exempt from registration. Also, the broker must be registered in that state. We do not know whether our securities will be registered, or exempt, under the laws of any states. A determination regarding registration will be made by the broker-dealers, if any, who agree to serve as the market-makers for our interests. There may be significant state “Blue Sky” law restrictions on the ability of investors to sell, and on purchasers to buy, our interests. In addition, Tier 2 of Regulation A limits qualified resales of our interests to 30% of the aggregate offering price of a particular offering. investors should consider the resale market for our securities to be limited. investors may be unable to resell their securities, or they may be unable to resell them without the significant expense of state registration or qualification, or opinions to our satisfaction that no such registration or qualification is required.

Lack of operating history.

The Company and each series of interests were recently formed and have not generated any revenues and have no operating history upon which prospective investors may evaluate their performance. No guarantee can be given that the Company and any series of interests will achieve their investment objectives, the value of any underlying asset will increase or that any underlying asset will be successfully monetized.

There can be no guarantee that the Company will reach its funding target from potential investors with respect to any series or future proposed series of interests.

Due to the start-up nature of the Company and the manager, there can be no guarantee that the Company will reach its funding target from potential investors with respect to any series of interests or future proposed series of interests. In the event the Company does not reach a funding target, it may not be able to achieve its investment objectives by acquiring additional underlying assets through the issuance of further series of interests and monetizing them to generate distributions for investors. In addition, if the Company is unable to raise funding for additional series of interests, this may impact any investors already holding interests as they will not see the benefits which arise from economies of scale following the acquisition by other series of interests of additional underlying assets and other monetization opportunities (e.g., hosting events with the collection of underlying assets).

There are few, if any, businesses that have pursued a strategy or investment objective similar to the Company’s.

We believe the number of other companies crowdfunding the Asset Class or proposing to run a platform for crowdfunding of interests in the Asset Class is very limited to date. The Company and the interests may not gain market acceptance from potential investors, potential asset sellers or service providers within the Asset Class’ industry, including insurance companies, storage facilities or maintenance partners. This could result in an inability of the manager to operate the underlying asset profitably. This could impact the issuance of further series of interests and additional underlying assets being acquired by the Company. This would further inhibit market acceptance of the Company and if the Company does not acquire any additional underlying assets, investors would not receive any benefits which arise from economies of scale (such as reduction in storage costs as a large number of underlying assets are stored at the same facility, discounts on collectibles insurance and the ability to monetize underlying assets through collectible museums or other Fan Club Experiences, as described below, that would require the Company to own a substantial number of underlying assets).

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The Company does not expect to generate revenues or launch Fan Club Experiences until later in 2021, at the earliest.

Investors should be advised and aware that the Company does not expect to generate revenue until sometime in late 2021, at the earliest, when it intends to launch its Fan Club Experiences. It is expected that the Fan Club Experiences will not happen until such time because it will be at that time that the Company will have enough series with underlying assets in order to justify the launch of such experiences. The Company has not entered into any agreements to launch such events. To this end, investors should look to invest for the long term and for the time being, look to the increase in value of the underlying asset of their series in order to realize any appreciation or increase in value in the value of the securities. However, for this reason, investors should look to the investment as highly speculative, risky and as a long-term investment.

Offering amount exceeds value of underlying asset.

The size of each offering will exceed the purchase price of the related underlying asset as at the date of such offering (as the proceeds of an offering in excess of the purchase price of the underlying asset will be used to pay fees, costs and expenses incurred in making such offering and acquiring the underlying asset). If an underlying asset had to be sold and there has not been substantial appreciation of the value of the underlying asset prior to such sale, there may not be sufficient proceeds from the sale of the underlying asset to repay investors the amount of their initial investment (after first paying off any liabilities on the underlying asset at the time of the sale including but not limited to any outstanding Operating Expenses Reimbursement Obligation) or any additional profits in excess of this amount.

Excess Operating Expenses.

Operating Expenses related to a particular series incurred post-closing shall be the responsibility of the series. However, if the Operating Expenses of a particular series exceed the amount of revenues generated from the underlying asset of such series, the manager may (a) pay such Operating Expenses and not seek reimbursement, (b) loan the amount of the Operating Expenses to the particular series, on which the manager may impose a reasonable rate of interest, and be entitled to reimbursement of such amount from future revenues generated by the applicable underlying asset (“Operating Expenses Reimbursement Obligation(s)”), or (c) cause additional interests to be issued in such series in order to cover such additional amounts.

If there is an Operating Expenses Reimbursement Obligation, this reimbursable amount between related parties would be repaid from the Free Cash Flow generated by the applicable series and could reduce the amount of any future distributions payable to investors in that series. If additional interests are issued in a particular series, this would dilute the current value of the interests of that series held by existing investors and the amount of any future distributions payable to such existing investors. Further, any additional issuance of interests of a series could result in dilution of the holders of that series.

The Company may not launch enough series or have enough underlying assets to realize economies of scale.

It is the intention of the Company to launch approximately 10 to 15 additional offerings in the next twelve months. It is the hope that through the scale of offerings, the Company may reduce Operating Expenses for each series through economies of scale. However, it is possible, and very likely, that the Company may not be able to launch as many offerings as it intends and thus, will not be able to realize reduced Operating Expenses per series through economies of scale.

We are reliant on the manager and its personnel. Our business and operations could be adversely affected if the manager loses key personnel.

The successful operation of the Company (and therefore, the success of the interests) is in part dependent on the ability of the manager and the series manager to source, acquire and manage the underlying assets and for the manager to maintain the Platform. As the series manager has only been in existence since July 2018 and is an early-stage startup company, it has no significant operating history within the vintage comic book, collectible card and fantasy art sector, which evidences its ability to source, acquire, manage and utilize the underlying assets.

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In addition, the success of the Company (and therefore, the interests) will be highly dependent on the expertise and performance of the manager and the series manager and their respective teams, the manager’s expert network and other investment professionals (which may include third parties) to source, acquire and manage the underlying assets. There can be no assurance that these individuals will continue to be associated with the manager or the series manager, The loss of the services of one or more of these individuals could have a material and adverse effect on the underlying assets and, in particular, their ongoing management and use to support the investment of the interest holders.

Furthermore, the success of the Company and the value of the interests is dependent on there being critical mass from the market for the interests and also that the Company is able to acquire a number of underlying assets in multiple series of interests so that the investors can benefit from economies of scale which arise from holding more than one underlying asset (e.g., a reduction in transport costs if a large number of underlying assets are shipped at the same time). In the event that the Company is unable to source additional underlying assets due to, for example, competition for such underlying assets or lack of underlying assets available in the marketplace, then this could materially impact the success of the Company and each series by hindering its ability to acquire additional underlying assets through the issuance of further series of interests and monetizing them together with the underlying assets at the Fan Club Experiences to generate distributions for investors. It is not expected to launch Fan Club Experiences until 2021.

If the Company’s series limited liability company structure is not respected, then investors may have to share any liabilities of the Company with all investors and not just those who hold the same series of interests as them.

The Company is structured as a Delaware series limited liability company that issues different series of interests for each underlying asset. Each series of interests will merely be a separate series and not a separate legal entity. Under the Delaware Limited Liability Company Act (the “LLC Act”), if certain conditions (as set forth in Section 18- 215(b) of the LLC Act) are met, the liability of investors holding one series of interests is segregated from the liability of investors holding another series of interests and the assets of one series of interests are not available to satisfy the liabilities of other series of interests. Although this limitation of liability is recognized by the courts of Delaware, there is no guarantee that if challenged in the courts of another U.S. State or a foreign jurisdiction, such courts will uphold a similar interpretation of Delaware corporation law, and in the past certain jurisdictions have not honored such interpretation. If the Company’s series limited liability company structure is not respected, then investors may have to share any liabilities of the Company with all investors and not just those who hold the same series of interests as them. Furthermore, while we intend to maintain separate and distinct records for each series of interests and account for them separately and otherwise meet the requirements of the LLC Act, it is possible a court could conclude that the methods used did not satisfy Section 18-215(b) of the LLC Act and thus potentially expose the assets of a series to the liabilities of another series of interests. The consequence of this is that investors may have to bear higher than anticipated expenses which would adversely affect the value of their interests or the likelihood of any distributions being made by the series to the investors. In addition, we are not aware of any court case that has tested the limitations on inter-series liability provided by Section 18-215(b) in federal bankruptcy courts and it is possible that a bankruptcy court could determine that the assets of one series of interests should be applied to meet the liabilities of the other series of interests or the liabilities of the Company generally where the assets of such other series of interests or of the Company generally are insufficient to meet our liabilities.

If any fees, costs and expenses of the Company are not allocable to a specific series of interests, they will be borne proportionately across all of the series of interests (which may include future series of interests to be issued). Although the manager will allocate fees, costs and expenses acting reasonably and in accordance with its allocation policy (see “Description of the Business – Allocations of Expenses” section), there may be situations where it is difficult to allocate fees, costs and expenses to a specific series of interests and therefore, there is a risk that a series of interests may bear a proportion of the fees, costs and expenses for a service or product for which another series of interests received a disproportionately high benefit.

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We are currently expanding and improving our information technology systems and use security measures designed to protect our systems against breaches and cyber-attacks. If these efforts are not successful, our business and operations could be disrupted, our operating results and reputation could be harmed, and the value of the interests could be materially and adversely affected.

The highly automated nature of the Mythic Markets Platform through which potential investors acquire or transfer interests may make it an attractive target and potentially vulnerable to cyber-attacks, computer viruses, physical or electronic break-ins or similar disruptions. The Mythic Markets Platform processes certain confidential information about investors, the asset sellers and the underlying assets. While we intend to take commercially reasonable measures to protect our confidential information and maintain appropriate cybersecurity, the security measures of the Mythic Markets Platform, the Company, the manager or the Company’s service providers could be breached. Any accidental or willful security breaches or other unauthorized access to the Mythic Markets Platform could cause confidential information to be stolen and used for criminal purposes or have other harmful effects. Security breaches or unauthorized access to confidential information could also expose the Company to liability related to the loss of the information, time-consuming and expensive litigation and negative publicity, or loss of the proprietary nature of the manager’s and the Company’s trade secrets. If security measures are breached because of third-party action, employee error, malfeasance or otherwise, or if design flaws in the Mythic Markets Platform software are exposed and exploited, the relationships between the Company, investors, users and the asset sellers could be severely damaged, and the Company or the manager could incur significant liability or have their attention significantly diverted from utilization of the underlying assets, which could have a material negative impact on the value of interests or the potential for distributions to be made on the interests.

Because techniques used to sabotage or obtain unauthorized access to systems change frequently and generally are not recognized until they are launched against a target, the Company, the third-party hosting used by the Mythic Markets Platform and other third-party service providers may be unable to anticipate these techniques or to implement adequate preventative measures. In addition, federal regulators and many federal and state laws and regulations require companies to notify individuals of data security breaches involving their personal data. These mandatory disclosures regarding a security breach are costly to implement and often lead to widespread negative publicity, which may cause investors, the asset sellers or service providers within the industry, including insurance companies, to lose confidence in the effectiveness of the secure nature of the Mythic Markets Platform. Any security breach, whether actual or perceived, would harm the reputation of the Company and the Mythic Markets Platform and the Company could lose investors and the asset sellers. This would impair the ability of the Company to achieve its objectives of acquiring additional underlying assets through the issuance of further series of interests and monetizing them at the Fan Club Experiences.

System limitations or failures could harm our business and may cause the manager to intervene into activity on our Platform.

Our business depends in large part on the integrity and performance of the technology, computer and communications systems supporting them. If new systems fail to operate as intended or our existing systems cannot expand to cope with increased demand or otherwise fail to perform, we could experience unanticipated disruptions in service, slower response times and delays in the introduction of new products and services. These consequences could result in service outages, adverse effects on primary issuance or trading periods, through the Platform, resulting in decreased customer satisfaction and regulatory sanctions.

Our Platform has experienced systems failures and delays in the past and could experience future systems failures and delays. In such cases the manager has and may in future take corrective actions as it reasonably believes are in the best interests of investors or potential investors.

If subscription or trading volumes in future increase unexpectedly or other unanticipated events occur, we may need to expand and upgrade our technology, transaction processing systems and network infrastructure. We do not know whether we will be able to accurately project the rate, timing or cost of any volume increases, or expand and upgrade our systems and infrastructure to accommodate any increases in a timely manner.

While we have programs in place to identify and minimize our exposure to vulnerabilities and to share corrective measures with our business partners, we cannot guarantee that such events will not occur in the future. Any system issue that causes an interruption in services, including the Platform, decreases the responsiveness of our services or otherwise affects our services could impair our reputation, damage our brand name and negatively impact our business, financial condition and operating results.

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Our Platform is highly technical and may be at a risk to malfunction.

Our Platform is a complex system composed of many interoperating components and incorporates software that is highly complex. Our business is dependent upon our ability to prevent system interruption on our Platform. Our software, including open source software that is incorporated into our code, may now or in the future contain undetected errors, bugs, or vulnerabilities. Some errors in our software code may only be discovered after the code has been released. Bugs in our software, third-party software including open source software that is incorporated into our code, misconfigurations of our systems, and unintended interactions between systems could cause downtime that would impact the availability of our service to Platform users. We have from time to time found defects or errors in our system and may discover additional defects in the future that could result in Platform unavailability or system disruption. In addition, we have experienced outages on our Platform due to circumstances within our control, such as outages due to software limitations. We rely on Amazon Web Services, Inc. (“AWS”) data centers for the operation of our Platform. If the AWS data centers fail, our Platform users may experience down time. If sustained or repeated, any of these outages could reduce the attractiveness of our Platform to Platform users. In addition, our release of new software in the past has inadvertently caused, and may in the future cause, interruptions in the availability or functionality of our Platform. Any errors, bugs, or vulnerabilities discovered in our code or systems after release could result in an interruption in the availability of our Platform or a negative experience for users and investors and could also result in negative publicity and unfavorable media coverage, damage to our reputation, loss of Platform users, loss of revenue or liability for damages, regulatory inquiries, or other proceedings, any of which could adversely affect our business and financial results.

We do not anticipate the use of manager -owned interests for liquidity or to facilitate the resale of interests held by investors.

Currently, the manager does not intend to sell any interests which it holds or may hold prior to the liquidation of an underlying asset. Thus, the manager does not currently intend to take any action which might provide liquidity or facilitate the resale of interests held by investors by selling its own interests. However, the manager may from time to time transfer a small number of interests to unrelated third parties for promotional purposes.

Abuse of our advertising or social platforms may harm our reputation or user engagement.

Mythic Markets provides content or posts ads about the Company and series through various social media platforms that may be influenced by third parties. Our reputation or user engagement may be negatively affected by activity that is hostile or inappropriate to other people, by users impersonating other people or organizations, by disseminating information about us or to us that may be viewed as misleading or intended to manipulate the opinions of our users, or by the use of Mythic Markets’ products or services, including the Platform, that violates our terms of service or otherwise for objectionable or illegal ends. Preventing these actions may require us to make substantial investments in people and technology and these investments may not be successful, adversely affecting our business.

If we are unable to protect our intellectual property rights, our competitive position could be harmed, or we could be required to incur significant expenses to enforce our rights.

Our ability to compete effectively is dependent in part upon our ability to protect our proprietary technology. We rely on trademarks, trade secret laws, and confidentiality procedures to protect our intellectual property rights. There can be no assurance these protections will be available in all cases or will be adequate to prevent our competitors from copying, reverse engineering or otherwise obtaining and using our technology, proprietary rights or products. To prevent substantial unauthorized use of our intellectual property rights, it may be necessary to prosecute actions for infringement and/or misappropriation of our proprietary rights against third parties. Any such action could result in significant costs and diversion of our resources and management’s attention, and there can be no assurance we will be successful in such action. If we are unable to protect our intellectual property, it could have a material adverse effect on our business and on the value of the interests.

Use of broker to facilitate liquidity.

The manager may arrange for some of the interests it holds in a specific series of interests to be sold by a broker pursuant to a “10b5-1 trading plan”. There is a risk that this may result in too many interests being available for resale and the price of the relevant series of interests decreasing as supply outweighs demand.

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Unpredictable and/or uncontrollable events, such as the COVID-19 outbreak, could adversely affect our business.

Our business could be subject to unpredictable and uncontrollable events, such as earthquakes, power shortages, telecommunications failures, water shortages, floods, hurricanes, typhoons, fires, extreme weather conditions, medical epidemics or pandemics, such as the COVID-19 outbreak, and other natural or manmade disasters or business interruptions. The occurrence of any of these business disruptions could seriously harm our operations and financial condition and increase our costs and expenses. The risk, or public perception of the risk, of a pandemic, or media coverage of infectious diseases, could adversely affect the value of the underlying assets and the financial condition of our investors or prospective investors, resulting in reduced demand for our offerings and alternative asset classes generally. Moreover, an epidemic, pandemic, outbreak or other public health crisis, such as COVID-19, could adversely affect employees of our manager, which serves as the asset manager and in which we rely to manage the logistics of our business. “Shelter-in-place” or other such orders by governmental entities could also disrupt our operations if employees of our manager who cannot perform their responsibilities from home are not able to report to work or carry out necessary actions related to the logistics of our business. Risks related to an epidemic, pandemic or other health crisis, such as COVID-19, could also lead to the complete or partial closure of one or more of our facilities or the storage facility in which we lease space, which could prevent us from accessing the underlaying assets. Further, risks related to an epidemic, pandemic or other health crisis, such as COVID-19, could lead to complete or partial cessation of operations of our sourcing partners for the underlying assets.

Risks relating to each Offering

We are offering our interests pursuant to Tier 2 of Regulation A and we cannot be certain if the reduced disclosure requirements applicable to Tier 2 issuers will make our interests less attractive to investors as compared to a traditional initial public offering.

As a Tier 2 issuer, we are subject to scaled disclosure and reporting requirements which may make an investment in our interests less attractive to investors who are accustomed to enhanced disclosure and more frequent financial reporting. In addition, given the relative lack of regulatory precedent regarding the recent amendments to Regulation A, there is some regulatory uncertainty in regard to how the Commission or the individual state securities regulators will regulate both the offer and sale of our securities, as well as any ongoing compliance that we may be subject to. For example, a number of states have yet to determine the types of filings and amount of fees that are required for such an offering. If our scaled disclosure and reporting requirements, or regulatory uncertainty regarding Regulation A, reduces the attractiveness of the interests, we may be unable to raise the funds necessary to fund future offerings, which could impair our ability to develop a diversified portfolio of underlying assets and create economies of scale, which may adversely affect the value of the interests or the ability to make distributions to investors.

There may be deficiencies with our internal controls that require improvements, and if we are unable to adequately evaluate internal controls, we may be subject to sanctions.

As a Tier 2 issuer, we will not need to provide a report on the effectiveness of our internal controls over financial reporting, and we will be exempt from the auditor attestation requirements concerning any such report so long as we are a Tier 2 issuer. We are in the process of evaluating whether our internal control procedures are effective and therefore there is a greater likelihood of undiscovered errors in our internal controls or reported financial statements as compared to issuers that have conducted such evaluations.

Furthermore, the Company is not registered and will not be registered as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and the manager is not registered and will not be registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”) and the interests do not have the benefit of the protections of the Investment Company Act or the Investment Advisers Act. The Company, the manager and the series manager have taken the position that the underlying assets are not “securities” within the meaning of the Investment Company Act or the Investment Advisers Act, and thus the Company’s assets will consist of less than 40% investment securities under the Investment Company Act and the manager and the series manager are not and will not be advising with respect to securities under the Investment Advisers Act. This position, however, is based upon applicable case law that is inherently subject to judgments and interpretation. If the Company were to be required to register under the Investment Company Act or the manager or the series manager were to be required to register under the Investment Advisers Act, it could have a material and adverse impact on the results of operations and expenses of each series and the manager and the series manager may be forced to liquidate and wind up each series of interests or rescind an offering for any series or an offering for any other series of interests.

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Possible Changes in Federal Tax Laws.

The Code is subject to change by Congress, and interpretations of the Code may be modified or affected by judicial decisions, by the Treasury Department through changes in regulations and by the Internal Revenue Service through its audit policy, announcements, and published and private rulings. Although significant changes to the tax laws historically have been given prospective application, no assurance can be given that any changes made in the tax law affecting an investment in any series of interests of the Company would be limited to prospective effect. For instance, prior to effectiveness of the Tax Cuts and Jobs Act of 2017, an exchange of the interests of one series for another might have been a non-taxable ‘like-kind exchange’ transaction, while transactions now only qualify for that treatment with respect to real property. Accordingly, the ultimate effect on an investor’s tax situation may be governed by laws, regulations or interpretations of laws or regulations which have not yet been proposed, passed or made, as the case may be.

Risks specific to the Industry and the Asset Class

The global economy and financial markets and political conditions of various countries can adversely affect the supply of and demand for art and collectibles, and unpredictable and/or uncontrollable events, such as the COVID-19 outbreak, may cause a disruption in the art and collectibles industry.

The art and collectibles industry may be influenced by the overall strength and stability of the global economy and financial markets of various countries, although any correlation may not be immediately evident. In addition, global political conditions and world events may affect our business through their effect on the economies of various countries, as well as on the willingness of potential buyers to purchase art and collectibles in the wake of economic uncertainty. Accordingly, weakness in the global economy and financial markets of various countries may cause a downturn in the art and collectibles industry, which is likely to impact the value of the underlying assets, and consequently the value of the interests.

The COVID-19 outbreak has caused unprecedented levels of global uncertainty and may impact the value of art and other collectables. We expect the COVID-19 outbreak will result in low transaction volume until confidence in the global economy is restored. The extent and duration of this disruption cannot be accurately estimated, and the art and collectibles industry may a significant amount of time to recover. Although we intend to hold and manage all of the assets marketed on our Platform for an average of five to ten years, the COVID-19 outbreak and resulting economic uncertainty may impact the value of the underlying assets, and consequently the value of the interests.

Potential negative changes within the Asset Class.

The Asset Class is subject to various risks, including, but not limited to, currency fluctuations, changes in tax rates, consumer confidence and brand exposure, as well as risks associated with the Asset Class in general, including, but not limited to, economic downturns and the availability of desirable underlying assets. Changes in the Asset Class could have a material and adverse effect upon the Company’s ability to achieve its investment objectives by acquiring additional underlying assets through the issuance of further series of interests and monetizing them at the Fan Club Experiences to generate distributions for investors. Further, Fan Club Experiences are not expected to launch until 2021.

Lack of Diversification.

It is not anticipated that any series would own any assets other than its respective underlying asset, plus potential cash reserves for storage, insurance and other expenses pertaining to the underlying asset and amounts earned by such series from the monetization of the underlying asset. investors looking for diversification will have to create their own diversified portfolio by investing in other opportunities in addition to any one series.

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Industry concentration and general downturn in industry.

Given the concentrated nature of the underlying assets (i.e., only vintage comic books, collectible cards and fantasy art pieces) any downturn in the Asset Class is likely to impact the value of the underlying assets, and consequently the value of the interests. Furthermore, as vintage comic books, collectible cards and fantasy art are a collectible item, the value of such collectible assets may be impacted if an economic downturn occurs and there is less disposable income for individuals to invest in the Asset Class. In the event of a downturn in the industry, the value of the underlying assets is likely to decrease.

Volatile demand for the assets in the Asset Class.

The vintage comic book, collectible card and fantasy art market has been subject to volatility in demand in recent periods, particularly around certain categories of assets and investor tastes (ex. Marvel Cinematic Universe characters). Demand for high value vintage comic books, collectible cards and fantasy art pieces depends to a large extent on general, economic, political and social conditions in a given market as well as the tastes of the vintage comic book, collectible card and fantasy art enthusiast community resulting in changes of which vintage comic book, collectible card and fantasy art brands and genres are most sought after. Demand for vintage comic books, collectible cards and fantasy art may also be affected by factors directly impacting vintage comic book, collectible card and fantasy art prices or the cost of purchasing and operating these assets, such as the availability and cost of financing, insurance, storage, transport, and other taxes, including taxes on collectible goods, resulting in limitations to the use of vintage comic books, collectible cards and fantasy art, or collectible goods more generally.

Volatility in demand may lead to volatility in the value of the underlying assets, which may result in further downward price pressure and adversely affect the Company’s ability to achieve its objective of acquiring additional underlying assets through the issuance of further series of interests and monetizing them at the Fan Club Experiences to generate distributions for investors which is not expected until at least 2021. In addition, the lack of demand may reduce any further issuance of series of interests and acquisition of more underlying assets, thus limiting the benefits the investors already holding series of interests could receive from there being economies of scale (e.g., cheaper insurance due to a number of underlying assets requiring insurance) and other monetization opportunities (e.g., hosting museum and trade show exhibits with the collection of underlying assets). These effects may have a more pronounced impact given the limited number of underlying assets held by the Company in the short-term.

rely on data from past auction sales data, among other sources, in determining the value of the underlying assets, and have not independently verified the accuracy or completeness of this information. As such, valuations of the underlying assets may be subject to a high degree of uncertainty and risk.

As explained in the “Description of the Business” section, the Asset Class is difficult to value and it is hoped the Mythic Markets Platform will help create a market by which the interests (and, indirectly, the underlying assets) may be more accurately valued due to the creation of a larger market for the Asset Class than exists from current means. Until the Mythic Markets Platform has created such a market, valuations of the underlying assets will be based upon the subjective approach taken by the members of the manager’s expert network and members of the advisory board, valuation experts appointed by the asset seller or other data provided by third parties (e.g., auction results and previous sales history). Due to the lack of third-party valuation reports and potential for one-of-a-kind assets, the value of the underlying assets may be more difficult for potential investors to compare against a market benchmark. Furthermore, if similar assets to the underlying assets are created or discovered it could in turn negatively impact the value of the underlying assets. The manager sources data from reputable valuation providers in the industry, including but not limited to the Overstreet Comic Book Price Guide, Heritage Auctions, Beckett Grading Services, Certified Guaranty Company, and others; however, it may rely on the accuracy of the underlying data without any means of detailed verification. Consequently, valuations may be uncertain.

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Risks Relating to the Underlying Asset

The value of the underlying assets and, consequently, the value of an investor’s interests can go down as well as up.

Valuations are not guarantees of realizable price, do not necessarily represent the price at which the interests may be sold on the Mythic Markets Platform and the value of the underlying assets may be materially affected by a number of factors outside the control of the Company, including any volatility in the economic markets, the condition of the underlying assets and physical matters arising from the state of their condition.

An underlying asset may be lost or damaged by causes beyond the Company’s control while being transported or when in storage or on display. There can be no guarantee that insurance proceeds will be sufficient to pay the full market value of an underlying asset which has been damaged or lost which will result in a material and adverse effect in the value of the related interests.

Any underlying asset may be lost or damaged by causes beyond the Company’s reasonable control when in storage or on display. There is also a possibility that the underlying asset could be lost or damaged at Fan Club Experiences. Any damage to an underlying asset or other liability incurred as a result of participation in these programs could adversely impact the value of the underlying asset or adversely increase the liabilities or Operating Expenses of its related series of interests. Further, when the underlying asset has been purchased, it will be necessary to transport it to the manager’s preferred storage location or as required to participate in Fan Club Experiences. An underlying asset may be lost or damaged in transit, and transportation, insurance or other expenses may be higher than anticipated due to the locations of particular events.

Although we intend for the underlying assets to be insured at replacement cost (subject to policy terms and conditions), in the event of any claims against such insurance policies, there can be no guarantee that any losses or costs will be reimbursed, that the underlying asset can be replaced on a like-for-like basis or that any insurance proceeds would be sufficient to pay the full market value (after paying for any outstanding liabilities including, but not limited to any outstanding balances under Operating Expenses Reimbursement Obligations), if any, of the interests. In the event that damage is caused to an underlying asset, this will impact the value of the underlying asset, and consequently, the interests related to the underlying asset, as well as the likelihood of any distributions being made by the applicable series to its investors.

In addition, at a future date, the manager may decide to expand the Fan Club Experiences to include items where individual investors or independent third parties may be able to become the caretaker of underlying assets, for a certain period of time for an appropriate fee, assuming that the manager believes that such models are expected to result in higher overall financial returns for all investors in any underlying assets used in such models. The feasibility from an insurance, safety, technological and financial perspective of such models has not yet been analyzed but may significantly increase the risk profile and the chance for loss of or damage to any underlying asset if utilized in such models.

Competition in the vintage comic book, collectible card and fantasy art industry from other business models.

There is potentially significant competition for the underlying assets from many different market participants. While the majority of transactions continue to be peer-to-peer with very limited public information, other market players such as vintage comic book, collectible card and fantasy art dealers and auction houses continue to play an increasing role. In addition, the underlying market is being driven by the increasing number of widely popular vintage comic book, collectible card and fantasy art-focused TV and online shows, including Comic Book Men, Geek & Sundry, OpenBoosters and ChannelFireball.

This competition may impact the liquidity of the interests, as it is dependent on the Company acquiring attractive and desirable underlying assets to ensure that there is an appetite of potential investors for the interests. In addition, there are companies that are developing crowd funding models for other alternative asset classes such as art and collectible cars, who may decide to enter the vintage comic book, collectible card and fantasy art market as well.

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Potentially high storage, maintenance and insurance costs for the underlying assets.

In order to protect and care for the underlying assets, the manager must ensure adequate storage facilities and insurance coverage. The cost of care may vary from year to year depending on changes in the insurance rates for covering the underlying assets and changes in the cost of storage for the underlying assets. It is anticipated that as the Company acquires more underlying assets, the manager may be able to negotiate a discount on the costs of storage, maintenance and insurance due to economies of scale. These reductions are dependent on the Company acquiring a number of underlying assets and service providers being willing to negotiate volume discounts and, therefore, are not guaranteed.

If costs turn out to be higher than expected, this would impact the value of the interests related to the underlying asset, the amount of distributions made to investors holding the interests, on potential proceeds from a sale of the underlying asset (if ever), and any capital proceeds returned to investors after paying for any outstanding liabilities, including but not limited to any outstanding balances under Operating Expenses Reimbursement Obligation. See “Lack of distributions and return of capital” section for further details of the impact of these costs on returns to investors.

Insurance may not cover all losses.

Insurance of the underlying asset may not cover all losses. There are certain types of losses, generally of a catastrophic nature, such as earthquakes, floods, hurricanes, terrorism or acts of war that may be uninsurable or not economically insurable. Inflation, environmental considerations and other factors, including terrorism or acts of war, also might make insurance proceeds insufficient to replace an asset if it is damaged or destroyed. Under such circumstances, the insurance proceeds received might not be adequate to restore the Company’s economic position with respect to any affected underlying assets. Furthermore, the series of interests related to such affected underlying assets would bear the expense of the payment of any deductible. Any uninsured loss could result in both loss of cash flow from and the value of the affected underlying assets and, consequently, the series of interests that relate to such underlying assets.

Third party liability.

Each series will assume all of the ownership risks attached to its underlying asset, including third party liability risks. Therefore, a series may be liable to a third party for any loss or damages incurred by such third party in connection with the underlying asset. This would be a loss to the series and, in turn, adversely affect the value of the series and would negatively impact the ability to make distributions.

Dependence on the brand of the publisher of underlying assets.

The underlying assets will comprise vintage comic books, collectible cards and fantasy art from a very wide variety of publishers, many of which are still in operation today. The demand for the underlying assets, and therefore, each series of interests, may be influenced by the general perception of the underlying assets that publishers are producing today. In addition, the publishers’ business practices may result in the image and value of the underlying assets produced by certain publishers being damaged. This in turn may have a negative impact on the underlying assets made by such publishers and in particular, the value of the underlying assets and consequently, the value of the series of interests that relate to such underlying assets.

Dependence of an underlying asset on prior user or association.

The value of an underlying asset may be connected with its prior use by, or association with, a certain person or group or in connection with certain pop culture events or films (prior to or following the acquisition of the underlying asset by the Company). In the event that such person or group loses public affection, then this may adversely impact the value of the underlying asset and therefore, the series of interests that relate to such underlying asset.

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Title, authenticity, or infringement claims on an underlying asset.

There is no guarantee that an underlying asset will be free of any claims regarding title and authenticity (e.g., counterfeit or previously stolen vintage comic books, collectible cards and fantasy art), or that such claims may arise after acquisition of an underlying asset by a series of interests. The Company may not have complete ownership history for an underlying asset. In the event of an authenticity claim against the Company, the Company may not have recourse against the asset seller or the benefit of insurance and the value of the underlying asset and the series of interests that relate to the underlying asset may be diminished.

Forced sale of the underlying asset.

The Company may be forced to cause its various series to sell one or more of the underlying assets (e.g., upon the bankruptcy of the manager) and such a sale may occur at an inopportune time or at a lower value than when the underlying asset was first acquired or at a lower price than the aggregate of costs, fees and expenses used to purchase the underlying asset. In addition there may be liabilities related to the underlying assets, including, but not limited to Operating Expenses Reimbursement Obligations on the balance sheet of any series at the time of a forced sale, which would be paid off prior to investors receiving any distributions from a sale. In such circumstances, the capital proceeds from any underlying asset, and therefore, the return available to investors of the applicable series of interests which relate to the underlying asset, may be lower than could have been obtained if the series held the underlying asset and sold at a later date.

Lack of distributions and return of capital.

The revenue of each series is expected to be primarily derived from the use of its underlying asset in Fan Club Experiences including “museum” style locations to visit assets and trade show exhibits. Fan Club Experiences have not been proven with respect to the Company, and there can be no assurance that Fan Club Experiences will generate sufficient proceeds to cover fees, costs and expenses with respect to any series of interests. In the event that the revenue generated in any given year does not cover the Operating Expenses of the applicable series, the manager may (a) pay such Operating Expenses and not seek reimbursement, (b) provide a loan to the Company in the form of an Operating Expenses Reimbursement Obligation, on which the manager may impose a reasonable rate of interest, and/or (c) cause additional interests to be issued in the applicable series in order to cover such additional amounts.

Any amount paid to the manager in satisfaction of an Operating Expenses Reimbursement Obligation would not be available to investors as a distribution. In the event additional interests in a series are issued, investors in such series of interests would be diluted or would receive a smaller portion of distributions from future Free Cash Flows, if any. Furthermore, if a series of interests or the Company is dissolved, there is no guarantee that the proceeds from liquidation will be sufficient to repay the investors their initial investment or the market value, if any, of the interests at the time of liquidation. See “Potentially high storage, maintenance and insurance costs for the underlying assets” for further details on the risks of escalating costs and expenses of the underlying assets. Further, Fan Club Experiences are not expected to launch until at least 2021.

Assets may not be held long term.

The Company intends to hold the series for an extended period but may receive unsolicited offers to purchase the series’ underlying asset in its entirety. If the manager deems the sale to be generally beneficial to the majority of shareholders, the underlying asset would be sold, exited from the Platform with proceeds of the sale distributed to its series’ interest holders. Even though the manager deems the sale to be generally beneficial to the majority of shareholders, there might be unique circumstances where not all shareholders align with the manager’s decision.

Risks Related to Ownership of our Interests

Lack of voting rights.

The manager has a unilateral ability to amend the Operating Agreement and the allocation policy in certain circumstances without the consent of the investors. The investors only have limited voting rights in respect of the series of interests. investors will therefore be subject to any amendments the manager makes (if any) to the Operating Agreement and allocation policy and also any decision it takes in respect of the Company and the applicable series of interests, which the investors do not get a right to vote upon. investors may not necessarily agree with such amendments or decisions, and such amendments or decisions may not be in the best interests of all of the investors as a whole but only a limited number.

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Furthermore, the manager can only be removed as manager of the Company and each series of interests in very limited circumstances, following a non-appealable judgment of a court of competent jurisdiction to have committed fraud in connection with the Company or a series of interests. investors would therefore not be able to remove the manager merely because they did not agree, for example, with how the manager was operating an underlying asset.

The offering price for the interests determined by us may not necessarily bear any relationship to established valuation criteria such as earnings, book value or assets that may be agreed to between purchasers and sellers in private transactions or that may prevail in the market if and when our interests can be traded publicly.

The price of the interests was derived as a result of our negotiations with asset sellers based upon various factors including prevailing market conditions, our future prospects and our capital structure, as well as certain expenses incurred in connection with each offering and the acquisition of the underlying asset. These prices do not necessarily accurately reflect the actual value of the interests or the price that may be realized upon disposition of the interests.

If a market ever develops for the interests, the market price and trading volume of our interests may be volatile.

If a market develops for the interests, the market price of the interests could fluctuate significantly for many reasons, including reasons, including reasons unrelated to our performance, any underlying asset or any series of interests, such as reports by industry analysts, investor perceptions, or announcements by our competitors regarding their own performance, as well as general economic and industry conditions. For example, to the extent that other companies, whether large or small, within our industry experience declines in their share price, the value of interests may decline as well.

In addition, fluctuations in operating results of a particular series of interests or the failure of operating results to meet the expectations of investors may negatively impact the price of our securities. Operating results may fluctuate in the future due to a variety of factors that could negatively affect revenues or expenses in any particular reporting period, including vulnerability of our business to a general economic downturn; changes in the laws that affect our operations; competition; compensation related expenses; application of accounting standards; seasonality; and our ability to obtain and maintain all necessary government certifications or licenses to conduct our business.

Funds from purchasers accompanying subscriptions for the interests will not accrue interest while in escrow.

The funds paid by a subscriber for interests will be held in a non-interest bearing escrow account until the admission of the subscriber as an investor in the applicable series of interests, if such subscription is accepted. Purchasers will not have the use of such funds or receive interest thereon pending the completion of each offering. No subscriptions will be accepted, and no interests will be sold unless valid subscriptions for such offering are received and accepted prior to the termination of the applicable offering Period. If we terminate an offering prior to accepting a subscriber’s subscription, escrowed funds will be returned promptly, without interest or deduction, to the proposed investor.

POTENTIAL CONFLICTS OF INTEREST

We have identified the following conflicts of interest that may arise in connection with the interests, in particular, in relation to the Company, the manager and the underlying assets. The conflicts of interest described in this section should not be considered as an exhaustive list of the conflicts of interest that prospective investors should consider before investing in the interests.

Our Operating Agreement contains provisions that reduce or eliminate duties (including fiduciary duties) of the manager.

Our Operating Agreement provides that the manager, in exercising its rights in its capacity as the manager, will be entitled to consider only such interests and factors as it desires, including its own interests, and will have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting us or any of our investors and will not be subject to any different standards imposed by our operating agreement, the Delaware Limited Liability Company Act or under any other law, rule or regulation or in equity. These modifications of fiduciary duties are expressly permitted by Delaware law.

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We do not have a conflicts of interest policy.

The Company, the manager and their affiliates will try to balance the Company’s interests with their own. However, to the extent that such parties take actions that are more favorable to other entities than the Company, these actions could have a negative impact on the Company’s financial performance and, consequently, on distributions to investors and the value of the interests. The Company has not adopted, and does not intend to adopt in the future, either a conflicts of interest policy or a conflicts resolution policy.

Payments from the Company to the manager, the series manager and their respective employees or affiliates.

The manager and the series manager will engage with, on behalf of the Company, a number of brokers, dealers, asset sellers, insurance companies, storage and maintenance providers and other service providers and thus may receive in-kind discounts, for example, free shipping or storage. In such circumstances, it is likely that these in-kind discounts may be retained for the benefit of the manager or the series manager and not the Company, or may apply disproportionately to other series of interests. The manager or the series manager may be incentivized to choose a broker, dealer or asset seller based on the benefits they are to receive or all series of interests collectively are to receive rather than that which is best for the series of interests.

Members of the expert network and the advisory board are often dealers and brokers within the Asset Class themselves and therefore will be incentivized to sell the Company their own underlying assets at potentially inflated market prices. In certain cases, a member of the advisory board could be the asset seller and could receive an identification fee for originally locating the asset. In the case of the series Alpha Black Lotus, for example, a member of the advisory board is the seller of the underlying asset. The manager believes the purchase price of the underlying assets of each series to be at or below fair market value.

An asset seller may retain partial ownership of an underlying asset and in such circumstances the asset seller may benefit from the manager’s advice, along with the potential for returns without incurring fees to manage the asset.

Members of the expert network and the advisory board may also be investors, in particular, if they are holding interests acquired as part of a sale of an underlying asset (i.e., as they were the asset seller). They may therefore promote their own self- interests when providing advice to the manager or the series manager regarding an underlying asset (e.g., by encouraging the liquidation of such underlying asset so they can receive a return in their capacity as an investor).

In the event that the Operating Expenses exceed the revenue from the underlying asset and any cash reserves, the manager has the option to cause the series to incur an Operating Expenses Reimbursement Obligation to cover such excess. As interest may be payable on such loan, the manager may be incentivized to cause the series to which the underlying asset relates, to incur an Operating Expenses Reimbursement Obligation to pay Operating Expenses rather than look elsewhere for additional sources of income or to repay any outstanding Operating Expenses Reimbursement Obligation as soon as possible rather than make distributions to investors. The manager may also choose to issue additional interests to pay for Operating Expenses instead of causing the Company to incur an Operating Expenses Reimbursement Obligation, even if any interest payable by a particular series of interests on any Operating Expenses Reimbursement Obligation may be economically more beneficial to interest holders of that series than the dilution incurred from the issuance of additional interests.

The manager determines the timing and amount of distributions made to investors from Free Cash Flow of a particular series of interests. As a consequence, the manager also determines the timing and amount of payments made to the series manager, since payments to the series manager are only made if distributions of Free Cash Flow are made to the investors. Since the manager has been appointed as the series manager, the manager may thus be incentivized to make distributions of Free Cash Flow more frequently and in greater quantities rather than leaving excess Free Cash Flow on the balance sheet of a particular series to cover future Operating Expenses, which may be more beneficial to a particular series.

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Potential future brokerage activity.

The Company intends to utilize a broker-dealer other than the manager or an affiliate of the manager, However, either the manager or one of its affiliates may in the future register with the Commission as a broker-dealer in order to be able to facilitate liquidity in the interests via the Mythic Markets Platform. The manager, or its affiliates, may be entitled to receive fees based on volume of trading and volatility of the interests on the Mythic Markets Platform, and such fees may be in excess of what the series manager receives via the Management Fee or the appreciation in the interests it holds in each series of interests. Although an increased volume of trading and volatility will benefit investors as it will assist in creating a market for those wishing to transfer their interests, there is the potential that there is a divergence of interests between the manager and those investors; for instance, if the underlying asset does not appreciate in value, this will impact the price of the interests but may not adversely affect the profitability related to the brokerage activities of the manager (i.e., the manager would collect brokerage fees whether the price of the underlying asset increases or decreases).

Ownership of multiple series of interests.

The manager or its affiliates will acquire interests in each series of interests for their own accounts. While the manager or its affiliates do not currently intend to transfer these interests prior to the liquidation of an underlying asset, in the future, they may, from time to time, transfer these interests, either directly or through brokers, via the Mythic Markets Platform or otherwise, subject to the restrictions of applicable securities laws and filing any necessary amendment to our offering circular. Depending on the timing of the transfers, this could impact the interests held by the investors (e.g., driving price down because of supply and demand and over availability of interests). This ownership in each of the series of interests may result in a conflict of interest between the manager or its affiliates and the investors who only hold one or certain series of interests (e.g., the manager or its affiliates, once registered as a broker-dealer with the Commission, may disproportionately market or promote a certain series of interests, in particular, where they are a significant owner, so that there will be more demand and an increase in the price of such series of interests).

Allocations of income and expenses as between series of interests.

The manager may appoint a service provider to service the entire collection of the underlying assets (e.g., for insurance, storage, maintenance or media material creation). Although appointing one service provider may reduce cost due to economies of scale, such service provider may not necessarily be the most appropriate for the underlying asset (e.g., it may have more experience in maintaining certain types of collectibles whereas, the Company will own many different types of collectibles). In such circumstances, the manager would be conflicted from acting in the best interests of the underlying assets as a whole or those of one particular underlying asset.

There may be situations when it is challenging or impossible to accurately allocate income, costs and expenses to a specific series of interests, and certain series of interests may get a disproportionate percentage of the cost or income, as applicable. In such circumstances, the manager would be conflicted from acting in the best interests of the Company as a whole or the individual series of interests. While we presently intend to allocate expenses as described in “Description of the Business – Allocations of Expenses”, the manager has the right to change this allocation policy at any time without further notice to investors.

Conflicting interests of the manager, the series manager and the investors.

The manager or its affiliates are obligated to purchase a minimum of 2% of interests of all offerings, at the same terms as all other investors. However, the manager may, in its sole discretion, acquire additional interests, at the same terms as all other investors. If there is a lack of demand for interests in a particular series during such series’ initial offering, the manager in its sole discretion may acquire additional interests (at the same terms as all other investors) in order for an offering for such series of interests to have a closing. The manager will engage in such activity in the future if it reasonably believes at such time this to be in the best interests of investors or potential investors. Such activity may result in a reduced level of liquidity in the secondary trading market for any series in which it makes such a decision. See “Security Ownership of Certain Beneficial Owners and Management” for a listing of the manager’s ownership interest in each series that has had a closing.

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The manager will determine whether or not to liquidate a particular underlying asset, should an offer to acquire the whole underlying asset be received. As the manager or an affiliates, once registered as a broker-dealer with the Commission, will receive fees on the trading volume in the interests connected with an underlying asset, they may be incentivized not to realize such underlying asset even though investors may prefer to receive the gains from any appreciation in value of such underlying asset. Furthermore, when determining to liquidate an underlying asset, the manager will do so considering all of the circumstances at the time, which may include obtaining a price for an underlying asset that is in the best interests of a substantial majority but not all of the investors.

The manager may be incentivized to use more popular underlying assets at Fan Club Experiences as this may generate higher Free Cash Flow to be distributed to the series manager, an affiliate of the manager, and investors in the series associated with that particular underlying asset. This may lead certain underlying assets to generate lower distributions than the underlying assets of other series of interests. The use of underlying assets at the Fan Club Experiences could increase the risk of the underlying assets getting damaged and could impact the value of the underlying asset and, as a result, the value of the related series of interests. The manager may therefore be conflicted when determining whether to use the underlying asset at the Fan Club Experiences to generate revenue or limit the potential of damage being caused to them. Furthermore, the manager may be incentivized to utilize underlying assets that help popularize the interests via the Mythic Markets Platform or general participation or membership in the Platform, which means of utilization may not generate as much immediate returns as other potential utilization methods.

The manager has the ability to unilaterally amend the Operating Agreement and allocation policy.

As the manager is party, or subject, to these documents, it may be incentivized to amend them in a manner that is beneficial to it as manager of the Company or any series or may amend it in a way that is not beneficial for all investors. In addition, the Operating Agreement seeks to limit the fiduciary duties that the manager owes to its investors. Therefore, the manager is permitted to act in its own best interests rather than the best interests of the investors. See “Description of the interests Offered” for more information.

The Purchase and Sale Agreement is not an arms’ length transaction.

The Company, on behalf of a series, may enter into a Purchase and Sale Agreement for such series’ underlying asset that is not an arms’ length transaction, for example the Purchase and Sale Agreement for the series Alpha Black Lotus. In such transactions, the manager purchases the underlying asset for the series and may sell it to the series for a value greater than its original cost of such underlying asset to adjust for changes in the fair market value of the underlying asset. For information regarding these affiliate purchases, if any, please see the “Interest of Management and Others in Certain Transactions” section of this annual report.

Manager’s Fees and Compensation

None of the compensation set forth under “Compensation of the Manager” was determined by arms’ length negotiations. Investors must rely upon the duties of the manager of good faith and fair dealing to protect their interests, as qualified by the Operating Agreement. While the manager believes that the consideration is fair for the work being performed, there can be no assurance made that the compensation payable to the manager will reflect the true market value of its services.

Fees for arranging events or monetization in addition to the Management Fee.

As the manager will acquire a percentage of each series of interests, it may be incentivized to attempt to generate more earnings with those underlying assets owned by those series of interests in which it holds a higher stake.

Any profits generated from the Mythic Markets Platform (e.g., through advertising) and from issuing additional interests in underlying assets on the Mythic Markets Platform will be for the benefit of the manager (e.g., more Sourcing Fees). In order to increase its revenue stream, the manager may therefore be incentivized to issue additional series of interests and acquire more underlying assets rather than focus on monetizing any underlying assets already held by existing series of interests.

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Conflicts between the advisory board and the Company.

The Operating Agreement of the Company provides that the resolution of any conflict of interest approved by the advisory board shall be deemed fair and reasonable to the Company and the Members and not a breach of any duty at law, in equity or otherwise. As part of the remuneration package for advisory board members, they may receive an ownership stake in the manager, This may incentivize the advisory board members to make decisions in relation to the underlying assets that benefit the manager rather than the Company.

As a number of the advisory board members are in the vintage comic book, collectible card and fantasy art industry, they may seek to sell underlying assets to, or acquire underlying assets from, the Company.

The Company, the asset manager, the manager, and their respective affiliates do not have separate counsel.

The counsel of the Company (“Legal Counsel”) is also counsel to the manager, the Asset manager and their respective affiliates, including other series LLC entities of Mythic Markets and other series of interests (collectively, the “Mythic Markets Parties”). Because legal counsel represents both the Company and the Mythic Markets Parties, certain conflicts of interest exist and may arise. To the extent that an irreconcilable conflict develops between the Company and any of the Mythic Markets Parties, legal counsel may represent the Mythic Markets Parties and not the Company or the series. Legal Counsel may, in the future, render services to the Company or the Mythic Markets Parties with respect to activities relating to the Company as well as other unrelated activities. Legal counsel is not representing any prospective investors of any series of interests in connection with any offering and will not be representing the members of the Company other than the manager, Prospective investors are advised to consult their own independent counsel with respect to the other legal and tax implications of an investment in any series.

Our affiliates’ interests in other Mythic Markets Parties.

The officers and directors of Mythic Markets, which serves as the manager and asset manager of the Company, are also officers and directors and/or key professionals of other Mythic Markets Parties. These persons have legal obligations with respect to those entities that are similar to their obligations to us. As a result of their interests in other Mythic Markets Parties, their obligations to other investors and the fact that they engage in and will continue to engage in other business activities on behalf of themselves and others, they will face conflicts of interest in allocating their time among us and other Mythic Markets Parties and other business activities in which they are involved.

NOTICE REGARDING AGREEMENT TO ARBITRATE

THIS OFFERING CIRCULAR REQUIRES THAT ALL INVESTORS ARBITRATE ANY DISPUTE, OTHER THAN THOSE CLAIMS UNDER FEDERAL SECURITIES LAWS AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER, ARISING OUT OF THEIR INVESTMENT IN THE COMPANY. ALL INVESTORS FURTHER AGREE THAT THE ARBITRATION WILL BE BINDING AND HELD IN THE STATE OF DELAWARE. EACH INVESTOR ALSO AGREES TO WAIVE ANY RIGHTS TO A JURY TRIAL. OUT OF STATE ARBITRATION MAY FORCE AN INVESTOR TO ACCEPT A LESS FAVORABLE SETTLEMENT FOR DISPUTES. OUT OF STATE ARBITRATION MAY ALSO COST AN INVESTOR MORE TO ARBITRATE A SETTLEMENT OF A DISPUTE.

The waiver of jury trial provision does not apply to claims under the federal securities laws. Please see Article 14 of our Operating Agreement.

ADDITIONAL RISK FACTOR REGARDING ARBITRATION:

The Operating Agreement contains a mandatory dispute resolution process which may limit the rights of investors to some legal remedies and forums otherwise available. This Agreement contains a provision which requires that all claims arising from Member’s investment in the Company be resolved through arbitration.

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For Members’ information:

(a)	Arbitration is final and binding on the parties;

(b)	The parties are waiving their right to seek remedies in court, including the right to jury trial;

(c)	Prearbitration discovery is generally more limited than and potentially different in form and scope from court proceedings.

(d)	The Arbitration Award is not required to include factual findings or legal reasoning and any party’s right to appeal or to seek modification of a ruling by the arbitrators is strictly limited;

(e)

The panel of arbitrators may include a minority of persons engaged in the securities industry. Such arbitration provision limits the rights of an investor to some legal remedies and rights otherwise available.

The dispute resolution process provisions do not apply to claims under the federal securities laws. By agreeing to the dispute resolution process, including mandatory arbitration, investors will not be deemed to have waived the company’s compliance with the federal securities laws and the rules and regulations thereunder.

DILUTION

Dilution means a reduction in value, control or earnings of the interests the investor owns. There will be no dilution to any investors associated with any offering. However, from time to time, additional interests in the series offered under our offering circular may be issued in order to raise capital to cover the series’ ongoing Operating Expenses. See “Description of the Business – Operating Expenses” for further details.

The manager must acquire a minimum of 2% of the interests in connection with any offering, however, the manager, in its sole discretion, may acquire greater than 2% of the interests in any offering. The manager will pay the price per interest offered to all other potential investors hereunder.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

We provide investment opportunities in investment grade vintage comic books, collectible cards and fantasy art to investors through the Platform, financed through various methods including, loans from the manager or other third-parties, if we purchase an underlying asset prior to the closing of an offering, and through purchase option agreements negotiated with third-parties or affiliates, if we finance the purchase of an underlying asset with the proceeds of an offering. Additional information can be found above and in the series offering table.

We are devoting substantially all our efforts to establishing our business and planned principal operations only commenced in late 2018. As such, and because of the start-up nature of the Company’s and the manager’s business, the reported financial information herein will likely not be indicative of future operating results or operating conditions. Because of our corporate structure, we are in large part reliant on the manager and its employees to grow and support our business. There are a number of key factors that will have large potential impacts on our operating results going forward including the manager s ability to:

•	continue to source high quality vintage comic books, collectible cards and fantasy art at reasonable prices to securitize through the Platform;

•	market the Platform and the offerings in individual series of the Company and attract investors to the Platform to acquire the interests issued by series of the Company;

•	continue to develop the Platform and provide the information and technology infrastructure to support the issuance of interests in series of the Company; and

•	find operating partners to manage the collection of vintage comic books, collectible cards and fantasy art at a decreasing marginal cost per vintage comic book, collectible card and fantasy art piece.

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We have not yet generated any revenues and do not anticipate doing so until 2021.

As of the date of this annual report, the series listed below have closed their offerings and have commenced operations:

●    Series MTG-ABL90.

On July 1, 2019, we entered into a purchase and sale agreement to acquire from the manager the MTG-ABL90 asset for $79,000. The manager paid $51,000 for the MTG-ABL90 asset. This agreement provided that the Company pay the purchase price set forth in such agreement at the closing of the offering of interests in series MTG-ABL90. On November 1, 2019, the Company closed the Series MTG-ABL90 offering and paid the seller the Series MTG-ABL90 asset purchase price, which is reflected on our balance sheet as of December 31, 2019.

In the Series MTG-ABL90 offering, we sold 2,000 membership interests for gross proceeds of $90,000. North Capital acted as our executing broker in connection with this offering and received a total of $1,847.35 in compensation in connection with the sale of these series interests.

●    Series MTG-94BOX.

On April 2, 2020, we entered into a purchase and sale agreement to acquire the MTG-94BOX asset for $47,850. The manager paid $61,000 for the MTG-94BOX asset. This agreement provided that the Company pay the purchase price set forth in such agreement at the closing of the offering of interests in series MTG-94BOX. On July 13, 2020, the Company closed the Series MTG-94BOX offering and paid the seller the Series MTG-94BOX asset purchase price.

In the Series MTG-94BOX offering, we sold 2,000 membership interests for gross proceeds of $55,000. North Capital acted as our executing broker in connection with this offering and received a total of $1,539.00 in compensation in connection with the sale of these series interests.

●    Series COM-AF157.

On April 2, 2020, we entered into a purchase and sale agreement to acquire the COM-AF157 asset for $85,500. The manager paid $110,000 for the MTG-COM-AF157 asset. This agreement provided that the Company pay the purchase price set forth in such agreement at the closing of the offering of interests in series COM-AF157. On October 19, 2020, the Company closed the Series COM-AF157 offering and paid the seller the Series COM-AF157 asset purchase price.

In the Series COM-AF157 offering, we sold 2,000 membership interests for gross proceeds of $92,000. North Capital acted as our executing broker in connection with this offering and received a total of $1,901.60 in compensation in connection with the sale of these series interests.

●    Series COM-FF160.

On June 29, 2020, we entered into a purchase and sale agreement to acquire the COM-AF160 asset for $29,000. The manager paid $29,000 for the COM-FF160 asset. This agreement provides that the Company pay the purchase price set forth in such agreement at the closing of the COM-FF160 offering.

In the Series COM-FF160 offering, we sold 1,000 membership interests for gross proceeds of $32,000. Dalmore acted as our executing broker in connection with this offering and received a total of $185.60 in compensation in connection with the sale of these series interests.

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These series are capitalized and have assets and liabilities.

As of the date of this annual report, the offerings of series listed below are ongoing and have not yet closed. These series have not yet commenced operations:

•	Series ART-BHERO. The offering of this series began on November 18, 2020.

•

On June 29, 2020, we entered into a purchase and sale agreement to acquire the ART-BHERO asset from the manager for $39,000. The manager paid $39,000 for the ART-BHERO asset. This agreement provides that the Company pay the purchase price set forth in such agreement at the closing of the ART-BHERO offering.

Additionally, we have signed purchase agreements to acquire assets for the following series which intend to engage in offerings of their series interests under our offering circular:

•	Series ART-GGMTG: Asset purchase agreement signed on December 10, 2019; asset purchase price is $130,000. This asset is being acquired from a third party in an arm’s length transaction.

•

Series COM-WONDR: Asset purchase agreement signed to acquire the underlying asset from the manager; asset purchase price is $31,200. This asset is being acquired from the manager who paid $31,200 for the asset.

•

Series COM-THOR1: Asset purchase agreement signed to acquire the underlying asset from the manager; asset purchase price is $31,200. This asset is being acquired from the manager who paid $31,200 for the asset.

•

Series GAM-METRD: Asset purchase agreement signed to acquire the underlying asset from the manager; asset purchase price is $46,800. This asset is being acquired from the manager who paid $46,800 for the asset.

•

Series GAM-SMB3A: Asset purchase agreement signed to acquire the underlying asset from the manager; asset purchase price is $12,000. This asset is being acquired from the manager who paid $12,000 for the asset.

All assets and liabilities related to a series will be the responsibility of that series from the time of the closing of that series’ offering.

Recent Developments - Secondary Market Trading of Mythic Collection, LLC Series Interests

Effective April 20, 2021, investors who wish to purchase interests in any of our completed series offerings have the opportunity to buy and sell in the secondary market certain of our series interests originally offered and sold directly by us through the Alternative Trading System, or ATS, owned and operated by Templum Markets, LLC (“Templum”). Templum is a broker dealer registered with the Securities and Exchange Commission and a member of the Financial Industry Regulatory Authority, or FINRA, and the Securities Investor Protection Corporation, or the SIPC.

To facilitate secondary market trading in our series interests, we are making available on our MythicMarkets.com website a user interface that will deliver and display to investors information related to the availability of our series interests for resale on the Templum ATS. This user interface links investors directly to the Templum ATS where they will seek to buy and sell interests in our series available for resale on the Templum ATS. Any and all such transactions will be executed on the Templum ATS by Templum. Neither we nor our manager or any affiliated series issuer will execute any such secondary market transactions or receive, transfer or hold funds or securities as an incident to the operation of the ATS secondary market trading in our series interests. Additionally, neither we nor our manager or any affiliated series issuer will make any recommendations regarding the purchase or sale of interests through the ATS or receive any compensation from the operations of the ATS by Templum.

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To further facilitate the development of a secondary trading market in our series interests, we have entered into a control agreement (the “Control Agreement”) with Drivewealth, LLC who will act as custodian for the purpose of holding the series interests issued in any of our series. All series interests issued by us are and will be uncertificated, and issued in the name of DriveWealth, LLC. We will show on our books and records an omnibus position for the interests of each series offering in the name of “DriveWealth, LLC, for the benefit of customers.” DriveWealth will maintain a record of each investor's ownership interest in those uncertificated series interests. Any investors who purchased interests in series offerings, ongoing or closed, prior to the effectiveness of the Control Agreement will be required to opt in to allow the creation of a custodial account for them before they can transfer their interests through the Templum ATS.

Although we are providing this interface in connection with and to facilitate secondary market trading in our series interests on the Templum ATS, currently there is no established public market for any of our series interests, and there can be no assurance that a resale market in any such interests will develop or be sustained in the foreseeable future. If an active public market in our series interests does not develop or is not sustained, it may be difficult or impossible for you to resell your series interests at any price.

For the 12 Month Period Ended December 31, 2020

Operating Results

Revenues are generated at the series level. From inception through December 31, 2020, the series had not generated any revenue.

From inception, the Company and the series have financed their business activities through capital contributions from the manager to the Company and to individual series. The Company and each series expect to continue to have access to ample capital financing from the manager going forward. Until such time as the series have the capacity to generate cash flows from operations, the manager may cover any deficits by accruing expenses on behalf of the Company pursuant to the management agreement, through additional capital contributions or through the issuance of additional interests in any individual series. In addition, parts of the proceeds of future offerings may be used to create reserves for future Operating Expenses for individual series at the sole discretion of the manager,

During the 12 month period ended December 31, 2020, the manager, on behalf of the Company, including on behalf of Series MTG-ABL90, MTG-94BOX and COM-AF157, incurred $22,085 in operating expenses related to storage, transportation, insurance, maintenance and professional services fees associated with the Series assets we acquired.  These expenses are being accrued by the Company pursuant to the management agreement. Each series of the Company will be responsible for its own operating expenses, such as storage, insurance or maintenance beginning on the closing date of the offering for such series.

Liquidity and Capital Resources

As of December 31, 2020, the Company had $1,000 in cash or cash equivalents and the Company had no financial obligations.

Plan of Operations

As of the date of this annual report, Series MTG-ABL90, Series MTG-94BOX, Series COM-AF157 and Series COM-FF160 have completed their series offerings, commenced operations, and are capitalized. We intend for additional series to start operations upon the closing of such series’ offerings. All assets and liabilities related to a series that have been capitalized or incurred to date and will be capitalized or incurred until the closing are the responsibility of the Company or the manager and responsibility for any assets or liabilities related to the applicable series will not transfer to such series until such time as a closing for such series has occurred.

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The Company plans to launch approximately 10 to 15 additional offerings during the next 12 months. As of the current date, we do not know exactly how many series we will be offering; however, in any case, the aggregate dollar amount of all of the series interests that we will sell within the 12-month period will not exceed the maximum amount allowed under Regulation A. The proceeds from any offerings closed during the next 12 months will be used to acquire additional vintage comic books, collectible cards and fantasy art pieces, which we anticipate will enable the Company to reduce Operating Expenses for each series as we negotiate better contracts for storage, insurance and other Operating Expenses with a larger collection of assets. However, it should be noted that the Company may not launch enough series or have enough underlying assets to realize economies of scale. Despite the Company’s best intentions, it is possible, and very likely, that the Company may not be able to launch as many offerings as it intends and thus, will not be able to realize reduced Operating Expenses per series through economies of scale. If the Company, through, multiple series, is able to purchase additional assets, it is expected that for the next 12 months and beyond, such series, collectively, will be able to manage the costs associated with maintaining the individual series and their individual assets. We believe the series will incur costs related to the storage and insurance of the assets. We believe that, collectively, we will have sufficient cash through offerings to cover such costs until such time as individual assets are able to generate revenue. To this end, if the individual series are unable to pay such costs, the series and their assets may be exposed to liabilities such as not being insured and not being in a secured location. Through the manager, the principals of the manager are committed to providing capital to the individual series in the event such a shortfall were to occur and to covering the costs of insurance and otherwise as may be necessary to secure and protect the assets of such series. This commitment is not in writing.

We also intend to develop Fan Club Experiences (as described in “Description of the Business – Business of the Company” section of the Company’s offering circular), allowing investors to enjoy the collection of vintage comic books, collectible cards and fantasy art pieces acquired by the Company through events, conventions, museums and other programs, which we anticipate will enable underlying assets to generate revenues to cover, in whole or in part, the ongoing post-closing series Operating Expenses.

We intend to launch Fan Club Experiences sometime in late 2021, at the earliest, and we cannot be sure when we will be able to generate sufficient revenues from Fan Club Experiences to cover any of the Operating Expenses for any series that have closed their offerings and begun operations. See the “Description of the Business – Operating Expenses” section of the Company’s offering circular for additional information regarding the payment of Operating Expenses.

We have not yet generated any revenues and do not anticipate doing so until 2022.

ITEM 3. DIRECTORS AND OFFICERS

Manager

The manager of the Company is Mythic Markets, Inc., a Delaware corporation formed on July 23, 2018.

The Company operates under the direction of the manager, which is responsible for directing the operations of our business, directing our day-to-day affairs, and implementing our investment strategy. The manager will make decisions with respect to all asset acquisitions and dispositions. The manager and its officers and directors are not required to devote all of their time to our business and are only required to devote such time to our affairs as their duties require. The manager is responsible for determining maintenance required in order to maintain or improve an underlying asset’s quality, determining how to monetize the underlying assets at Fan Club Experiences in order to generate profits and evaluating potential sale offers, which may lead to the liquidation of a series, as the case may be. In should be noted, Fan Club Experiences are not expected to launch until sometime in 2021.

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The Company will follow guidelines adopted by the manager and implement policies set forth in the Operating Agreement unless otherwise modified by the manager. The manager may establish further written policies and will monitor our administrative procedures, investment operations and performance to ensure that the policies are fulfilled. The manager may change our objectives at any time without approval of our interest holders. The manager itself has no track record and is relying on the track record of its individual officers, directors and advisors.

The manager performs its duties and responsibilities pursuant to our Operating Agreement. The manager maintains a contractual, as opposed to a fiduciary relationship, with us and our members. Furthermore, we have agreed to limit the liability of the manager and to indemnify the manager against certain liabilities.

Responsibilities of the Manager

The responsibilities of the manager include:

Asset Sourcing and Disposition Services:

•	Together with members of the advisory board, define and oversee the overall underlying asset sourcing and disposition strategy;

Services in Connection with an offering:

•	Create and manage all series of interest for offerings related to underlying assets on the Mythic Markets Platform;

•	Develop offering materials, including the determination of its specific terms and structure and description of the underlying assets;

•	Create and submit all necessary regulatory filings including, but not limited to, Commission filings and financial audits and related coordination with advisors;

•	Prepare all marketing materials related to offerings;

•	Together with the broker of record, coordinate the receipt, collection, processing and acceptance of subscription agreements and other administrative support functions;

•	Create and implement various technology services, transactional services, and electronic communications related to any offerings;

•	All other necessary offering related services, which may be contracted out;

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Asset Monetization Services:

•	Create and manage all Fan Club Experiences and determine participation in such programs by any underlying assets;

•	Evaluate and enter into service provider contracts related to the operation of Fan Club Experiences (the Company has not yet entered into any such agreements);

•	Allocate revenues and costs related to Fan Club Experiences (which are not expected to begin until sometime in 2021) to the appropriate series in accordance with our allocation policy;

•

Approve potential joint ventures, limited partnerships and other such relationships with third parties related to asset monetization and Fan Club Experiences. The Company has not yet entered into any such relationships.

Interest holder Relationship Services:

•	Provide any appropriate updates related to underlying assets or offerings electronically or through the Mythic Markets Platform;

•	Manage communications with interest holders, including answering emails, preparing and sending written and electronic reports and other communications;

•	Establish technology infrastructure to assist in providing interest holder support and services;

•	Determine our distribution policy and determine amounts of and authorize Free Cash Flow distributions from time to time;

•	Maintain Free Cash Flow funds in deposit accounts or investment accounts for the benefit of a series;

Administrative Services:

•	Manage and perform the various administrative functions necessary for our day-to-day operations;

•

Provide financial and operational planning services and collection management functions including determination, administration and servicing of any Operating Expenses Reimbursement Obligation made to the Company or any series by the manager to cover any Operating Expense shortfalls;

•	Administer the potential issuance of additional interests to cover any potential Operating Expense shortfalls;

•

Maintain accounting data and any other information concerning our activities as will be required to prepare and to file all periodic financial reports and required to be filed with the Commission and any other regulatory agency, including annual and semi-annual financial statements;

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•	Maintain all appropriate books and records for the Company and all the series of interests;

•	Obtain and update market research and economic and statistical data in the underlying assets and the general vintage comic book, collectible card and fantasy art market;

•	Oversee tax and compliance services and risk management services and coordinate with appropriate third parties, including independent accountants and other consultants, on related tax matters;

•	Supervise the performance of such ministerial and administrative functions as may be necessary in connection with our daily operations;

•	Provide all necessary cash management services;

•

Manage and coordinate with the transfer agent, custodian or broker-dealer, if any, the process of making distributions and payments to interest holders or the transfer or re-sale of securities as may be permitted by law;

•	Evaluate and obtain adequate insurance coverage for the underlying assets based upon risk management determinations;

•	Track the overall regulatory environment affecting the Company, as well as managing compliance with regulatory matters;

•	Evaluate our corporate governance structure and appropriate policies and procedures related thereto; and

•	Oversee all reporting, record keeping, internal controls and similar matters in a manner to allow us to comply with applicable law.

Executive Officers, Directors and Key Employees of the Manager

The following individuals constitute the Board of Directors, executive management and significant employees of the manager:

Name	Age	Position	Term of Office (Beginning)
Joseph Mahavuthivanij	40	Chief Executive Officer, Director	07/2018
Debra Lin	36	Chief Product Officer	07/2018
Theodore Stiefel	47	Chief Financial Officer	12/2018
Nik Talreja	35	General Counsel	11/2019

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Background of Officers and Directors of the Manager

The following is a brief summary of the background of each director and executive officer of the manager:

Joseph Mahavuthivanij, Chief Executive Officer

Joe is a serial entrepreneur with experience building businesses in the consumer internet space. From 2013 to 2015, Joe was the co-founder and CEO of Padworthy, a platform helping landlords perform online tenant screenings, credit reports, and background checks. Prior to Padworthy, Joe co-founded Yapsie, an online community of pet owners reviewing local pet-friendly experiences, where he worked from 2010 to 2012.

Prior to co- founding Mythic Markets, Joe worked in venture capital at Social Leverage, an early-stage venture capital firm specializing in fintech and enterprise SaaS investments. Joe worked at Social Leverage from 2015 to 2018.

In 2017, Joe also served as the Head of US Partnerships for Onfido, a global ID verification company. Joe worked directly with the CEO to structure the sale of the company’s background checking business, as well as assisted in the company’s series B and series C rounds of financing.

Joe is the host of the popular VentureForth Podcast, sharing the stories of top performing entrepreneurs and investors.

Joe graduated from the University of California, San Diego with a degree in Psychology.

Debra Lin, Chief Product Officer

Debra is a user experience and product designer with eight years of experience leading the development of software platforms across industries including healthcare, solar, finance, consumer internet, communities, and business tools.

Prior to co-founding Mythic Markets, Debra was a core contributor to digital health innovations at Siemens Healthineers (2017-2018), internal business tools at Google (2015-2017), product design and branding at Mosaic (2013-2014), and consumer applications at Ask (2013) and Wikia (2011-2012).

Debra was the founding designer at Yapsie, an online community of pet owners reviewing local pet-friendly experiences, where she worked from 2010 to 2012.

Debra earned her degree in Psychology with a professional certification in Graphic & Web Design from the University of California, San Diego.

Theodore (Ted) Stiefel, Chief Financial Officer

Ted is an accounting and finance professional with more than 10 years of experience and an expert understanding of business accounting principles and financial analysis. Ted is a California-licensed CPA and has led the finance organizations across industries including enterprise SaaS, private equity, biotechnology, pharmaceuticals, and real estate.

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Ted is currently leading the finance function at Innovapptive. Between 2014-2018, Ted led the tax, valuation, and back office function for CRG LP (fka Capital Royalty LP), a $2.5B private equity firm. Ted also led finance for BioNano Genomics (2012-2014), and Scantibodies Laboratory (2010- 2011).

Ted has a BS in Biology from the University of California, San Diego and an MBA with specialization in finance and entrepreneurship from San Diego State University.

Nik Talreja, General Counsel

Nik is an attorney and finance professional with over seven years of experience working with high-growth companies. Nik currently serves as a co-founder and managing partner of Talis Partners, LLP. Prior to co-founding Talis Partners, Nik was an associate at leading law firms Cooley, LLP and Weil, Gotshal & Manges.

Nik has a BS in Corporate Finance from the University of Southern California and a JD with specialization in Business Law from the UCLA School of Law.

Advisory Board

Responsibilities of the Advisory Board

The advisory board will support the Company, the series manager and the manager and consists of members of our expert network and additional advisors to the manager, It is anticipated that the advisory board will review the Company’s relationship with, and the performance of, the manager, and generally approve the terms of any material or related-party transactions. In addition, it is anticipated that the advisory board will be responsible for the following:

I. Approving, permitting deviations from, making changes to, and annually reviewing the asset acquisition policy;

II. Evaluating all asset acquisitions;

III. Evaluating any third party offers for asset acquisitions and approving asset dispositions that are in the best interest of the Company and the interest holders;

IV. Providing guidance with respect to the appropriate levels of annual collectible insurance costs and maintenance costs specific to each individual asset;

V. Reviewing material conflicts of interest that arise, or are reasonably likely to arise with the managing member, on the one hand, and the Company, a series or the members, on the other hand, or the Company or a series, on the one hand, and another series, on the other hand;

VI. Approving any material transaction between the Company or a series, on the one hand, and the manager or any of its affiliates, another series or an interest holder, on the other hand, other than for the purchase of interests;

VII. Reviewing the total fees, expenses, assets, revenues, and availability of funds for distributions to members at least annually or with sufficient frequency to determine that the expenses incurred are reasonable in light of the investment performance of the assets, and that funds available for distributions to members are in accordance with our policies; and

VIII. Approving any service providers appointed by the manager in respect of the underlying assets.

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The resolution of any conflict of interest approved by the advisory board shall be conclusively deemed fair and reasonable to the Company and the members and not a breach of any duty at law, in equity or otherwise. The members of the advisory board are not managers or officers of the Company or any series and do not have fiduciary or other duties to the interest holders of any series.

Compensation of the Advisory Board

The manager will compensate the members of the advisory board or their nominees (as so directed by an advisory board member) for their service by issuing to them shares of common stock in the manager subject to traditional vesting terms. As such, it is anticipated that the members of the advisory board will be compensated by the manager and that their costs will not be borne by any given series of interests, although members of the advisory board may be reimbursed by a series for out-of-pocket expenses incurred by such advisory board member in connection with a series of interests (e.g. travel related to evaluation of an asset).

Members of the Advisory Board

We plan to continue to build the advisory board over time and are in advanced discussions with various experts in the vintage comic book, collectible card and fantasy art market. We have already established an informal network of expert advisors who support the Company in asset acquisitions, valuations and negotiations. To date one individual has formally joined the manager’s advisory board:

Jon Saso

Jon is an industry leading expert in the sourcing and valuation of comic books, collectible card games, fantasy art and sports memorabilia. Jon is the founder and CEO of ChannelFireball, one of the largest retailers, communities and media companies for Magic: The Gathering products and content. ChannelFireball Events (CFBE), a subsidiary of ChannelFireball, is Wizards of the Coast’s exclusive global partner to run all Grand Prix events.

COMPENSATION

Compensation of Executive Officers

We do not currently have any employees nor do we currently intend to hire any employees who will be compensated directly by the Company. Each of the executive officers of the manager manage our day-to-day affairs, oversee the review, selection and recommendation of investment opportunities, service acquired investments and monitor the performance of these investments to ensure that they are consistent with our investment objectives. Each of these individuals receives compensation for his or her services, including services performed for us on behalf of the manager, from Mythic Markets, Inc. Although we will indirectly bear some of the costs of the compensation paid to these individuals, through fees we pay to the manager, we do not intend to pay any compensation directly to these individuals.

Compensation of the Manager

The manager may receive Sourcing Fees and reimbursement for costs incurred relating to this and other offerings (e.g., Offering Expenses and Acquisition Expenses) and, in its capacity as series manager, a Management Fee. Neither the manager nor its affiliates will receive any selling commissions or broker fees in connection with the offer and sale of the interests.

41

The annual compensation of the manager for fiscal year 2020 (ended December 31, 2020) was as follows:

Name	Capacities in which compensation was received (e.g., Chief Executive Officer, director, etc.)	Cash compensation ($)		Other compensation ($)	Total compensation ($)
Mythic Markets, Inc.	Manager	$4,500	(1)	$0	$4,500

_______________

(1) Sourcing Fee paid to the manager.

The manager will receive Sourcing Fees for each offering of a series’ interests that closes as detailed in the “Use of Proceeds/Description of Underlying Assets – All Series” section above.

In addition, should a series revenue exceed its ongoing Operating Expenses and various other potential financial obligations of the series, the manager in its capacity as the series manager may receive a Management Fee as described in “Description of the Business –Management Fee.” To date, no Management Fees have been paid by any series and we do not expect to pay any Management Fees in Fiscal Year 2020 or 2021.

ITEM 4. SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets forth information regarding beneficial ownership of our series interests as of January 6, 2021 by (i) our manager and (iii) each person who is known by us to beneficially own more than 10% of our interests in any series.

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Series MTG-ABL90 Membership Interests	Mythic Markets, Inc. (1)	117 Interests	5.85%
Series MTG-94BOX Membership Interests	Mythic Markets, Inc. (1)	200 Interests	10.00%
Series COM-AF157 Membership Interests	Mythic Markets, Inc. (1)	951 Interests	47.55%
Series COM-FF160 Membership Interests	Mythic Markets, Inc. (1)	420 Interests	42.00%
Series ART-GGMTG Membership Interests	Mythic Markets, Inc. (1)	1 Interests	100%

________________

(1) At the closing of each series offering, the manager, or an affiliate of the manager, will acquire at least 2% of the interests in the series, such interests being acquired on the same terms as offered to the other investors. The address of the manager, Mythic Markets, Inc., is 16 Lagoon Ct, San Rafael, CA 94903.

ITEM 5. INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

The following includes a summary of transactions since our formation in January 2019, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds the lesser of $120,000 and one percent of the average of our total assets at year-end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest (other than compensation described under “Compensation of the manager”). We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

Series MTG-ABL90 acquired its asset from the manager pursuant to a purchase and sale agreement and a purchase price of $79,000. The manager paid $51,000 for the MTG-ABL90 asset.

ITEM 6. OTHER INFORMATION

We have no information to disclose that was required to be in a report on Form 1-U during the last six months of the fiscal year ended December 31, 2020, but was not reported.

42

ITEM 7. FINANCIAL STATEMENTS

F-1

MYTHIC COLLECTION LLC

(a Delaware series limited liability company)

Financial Statements

For the calendar year period ended December 31, 2020 and

the inception period of January 30, 2019 (inception) through December 31, 2019

F-2

INDEPENDENT AUDITOR’S REPORT

February 15, 2021

To: Board of Managers, Mythic Collection, LLC

Re: 2020-2019 (inception) period Financial Statement Audit

We have audited the accompanying financial statements of Mythic Collection, LLC (the “Company”), which comprise the balance sheets as of December 31, 2020 and 2019, and the related statements of operations, members’ equity/deficit, and cash flows for the calendar year period ended December 31, 2020 and the inception period of January 30, 2019 (inception) through December 31, 2019, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of the Company’s financial statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion.

An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations, members’ equity/deficit and its cash flows for the calendar year period ended December 31, 2020 and the inception period of January 30, 2019 (inception) through December 31, 2019 in accordance with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 – Going Concern to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's evaluation of the events and conditions and management's plans regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Sincerely,

IndigoSpire CPA Group

IndigoSpire CPA Group, LLC

Aurora, Colorado

F-3

MYTHIC COLLECTION, LLC

Balance Sheet

December 31, 2020 and 2019

See Independent Auditor’s Report

ASSETS	2020	2019
Current Assets
Cash and cash equivalents	$1,000	$9,435
Total Current Assets	1,000	9,435

Non-Current Assets
Collectible Assets (see Note 2)	212,350	79,000
Total Non-Current Assets	212,350	79,000

TOTAL ASSETS	$213,350	$88,435

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities
Current Liabilities
Advances payable to Manager (see Note 5)	$0	$0
Total Current Liabilities	0	0

Total Liabilities	0	0

Members' Equity/(Deficit)
Subscription in series, net of distributions (See Note 6)	237,000	90,000
Membership Interest	1,000	1,000
Accumulated deficit	(24,650)	(2,565)
Total Members' Equity/(Deficit)	213,350	88,435

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$213,350	$88,435

 See the accompanying Notes which are integral to the financial statements

F-4

MYTHIC COLLECTION, LLC

Statement of Operations

For the year ended December 31, 2020 and January 30, 2019 (inception) through December 31, 2019

See Independent Auditor’s Report

	2020	2019
Revenues	$0	$0

Operating Expenses:
General and administrative	22,085	2,565
Management charges	-	-
Total Operating Expenses	22,085	2,565

Loss from operations	(22,085)	(2,565)

Other Income/(Expense)
None	-	-

Provision for income taxes	-	-

Net loss	$(22,085)	$(2,565)

 See the accompanying Notes which are integral to the financial statements

F-5

MYTHIC COLLECTION, LLC

Statement of Members’ Equity / (Deficit)

For the year ended December 31, 2020 and January 30, 2019 (inception) through December 31, 2019

See Independent Auditor’s Report

	Subscription in Series	Membership Interest	Accumulated Deficit	Total
Balance at January 30, 2019 (inception)	$0		$0	$0
Subscriptions received in collectible assets	90,000			90,000
Initial Membership Interest		1,000		1,000
Net loss			(2,565)	(2,565)
Balance at December 31, 2019	$90,000	$1,000	$(2,565)	$88,435
Subscriptions received in collectible assets	147,000			147,000
Net loss			(22,085)	(22,085)
Balance at December 31, 2020	$237,000	$1,000	$(24,650)	$213,350

See the accompanying Notes which are integral to the financial statements

F-6

MYTHIC COLLECTION, LLC

Statement of Cash Flows

For the year ended December 31, 2020 and January 30, 2019 (inception) through December 31, 2019

See Independent Auditor’s Report

	2020	2019
Cash flows from operating activities
Net income (loss)	$(22,085)	$(2,565)
Adjustments to reconcile net income (loss) to net cash
Net cash provided by (used in) operating activities	(22,085)	(2,565)

Cash flows in investing activities
Purchase of collectible asset	(133,350)	(79,000)
Net cash provided by (used in) investing activities	(133,350)	(79,000)

Cash flows from financing activities
Issuance of series subscription	147,000	90,000
Issuance of Membership Interest	0	1,000
Net cash provided by (used in) financing activities	147,000	91,000

Net change in cash	(8,435)	9,435
Cash at beginning of period	9,435	-

Cash at end of period	$1,000	$9,435

See the accompanying Notes which are integral to the financial statements

F-7

MYTHIC COLLECTION, LLC

Notes to Financial Statements

For the year ended December 31, 2020 and January 30, 2019 (inception) through December 31, 2019

See Independent Auditor’s Report

NOTE 1 – DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Mythic Collection, LLC (the “Company”) is a Delaware series limited liability company formed on January 30, 2019. Mythic Markets, Inc. is the sole owner of interests of the Company (other than interests issued in a particular series to other investors). The Company was formed to engage in the business of acquiring and managing a collection of popular art collectibles. It is expected that the Company will create a number of separate series of interests (the “Series” or “Series of Interests”), and that each collectible will be owned by a separate Series, and that the assets and liabilities of each Series will be separate in accordance with Delaware law. Investors acquire membership interests (the “Interests”) in each Series and will be entitled to share in the return of that particular Series but will not be entitled to share in the return of any other Series.

The Company’s managing member is Mythic Markets, Inc. (the “Manager”). The Manager is a Delaware corporation formed on July 23, 2018. The Manager is a technology and marketing company that operates the Mythic Markets Platform (“Platform”) and manages the Company and the assets owned by the Company in its roles as the Manager and manager of the assets of each Series (the “Asset Manager”).

The Company intends to sell Interests in a number of separate individual Series of the Company. Investors in any Series acquire a proportional share of income and liabilities as they pertain to a particular Series, and the sole assets and liabilities of any given Series at the time of an offering related to that particular Series a single collectible asset, (plus any cash reserves for future operating expenses), which include the following Series

MTG-ABL90	Alpha Black Lotus card
COM-AF157	1962 Amazing Fantasy #15
MTG-94BOX	1994 Magic the Gathering box

All voting rights, except as specified in the operating agreement or required by law remain with the Manager (e.g., determining the type and quantity of general maintenance and other expenses required, determining how to best commercialize the applicable Series assets, evaluating potential sale offers and the liquidation of a Series). The Manager manages the ongoing operations of each Series in accordance with the operating agreement of the Company, as amended and restated from time to time (the “Operating Agreement”). The Company and each Series shall have perpetual existence unless terminated pursuant to the Operating Agreement or law.

Operating Agreement

In accordance with the Operating Agreement each interest holder in a Series grants a power of attorney to the Manager. The Manager has the right to appoint officers of the Company and each Series. The maximum number Interests in each Series, as of the date hereof, will be 2,000.

After the closing of an offering, each Series is responsible for its own Operating Expenses. Prior to the closing, Operating Expenses are borne by the Manager and not reimbursed by the economic members. Should post-closing Operating Expenses exceed revenues or cash reserves then the Manager may (a) pay such Operating Expenses and not seek reimbursement, (b) loan the amount of the Operating Expenses to the applicable Series and be entitled to reimbursement of such amount from future revenues generated by the applicable Series (“Operating Expenses Reimbursement Obligation(s)”), on which the Manager may impose a reasonable rate of interest, and/or (c) cause additional Interests to be issued in order to cover such additional amounts, which Interests may be issued to existing or new investors, which may include the Manager or its affiliates.

F-8

The Manager expects to receive a five percent (2.5%) fee at the closing of each successful offering for its services of sourcing the collectible (the “Sourcing Fee”), which may be waived by the Manager in its sole discretion.

At the discretion of the Manager, a Series may make distributions of Free Cash Flow (as defined in Note E) to both the holders of economic interests in the form of a dividend and the Manager in the form of a management fee. In the case that Free Cash Flow is available and such distributions are made, at the sole discretion of the Manager, the economics members will receive no less than 50% of Free Cash Flow and the Asset Manager will receive up to 50% of Free Cash Flow in the form of a management fee. The management fee is accounted for as an expense to the Series rather than a distribution from Free Cash Flow. The Manager is responsible for covering its own expenses.

Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company or any of the Series have not generated profits since inception. The Company or any of the Series may lack liquidity to satisfy obligations as they come due. Future liabilities, other than ones for which the Manager does not seek reimbursement, will be covered through the proceeds of future offerings for the various Series of Interests.

Through December 31, 2020, none of the Series have recorded any revenues. The Company anticipates that it will continue commercializing the collection in fiscal year 2021, but does not expect to generate any revenues for any of the Series in the first year of operations. Each Series will continue to incur Operating Expenses including, but not limited to, storage, insurance, transportation and maintenance expenses, on an ongoing basis.

From inception through December 31, 2020, Mythic Markets, Inc. or an affiliate has borne all of the costs of the Company. The Company and each Series expect to continue to have access to ample capital financing from the Manager going forward. Until such time as the Series’ have the capacity to generate cash flows from operations, the Manager may cover any deficits through additional capital contributions or the issuance of additional Interests in any individual Series. In addition, parts of the proceeds of future offerings may be used to create reserves for future Operating Expenses for individual Series at the sole discretion of the Manager.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation:

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

Use of estimates:

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from our estimates.

Cash and cash equivalents:

The Company considers all short-term investments with an original maturity of three months or less when purchased, or otherwise acquired, to be cash equivalents. The Company and its Series had $1,000 and $9,435 in cash on hand as of December 31, 2020 and 2019, respectively.

F-9

Property and Equipment:

Property and equipment are recorded at cost. Expenditures for renewals and improvements that significantly add to the productive capacity or extend the useful life of an asset are capitalized. Expenditures for maintenance and repairs are expensed as incurred. When equipment is retired or sold, the cost and related accumulated depreciation, if applicable, are eliminated from the balance sheet accounts and the resultant gain or loss is reflected in income.

The Company reviews the carrying value of property and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition, and other economic factors.

Collectible Assets

Within the Series, the Company holds collectible assets as investments as further described in Note 1. As of December 31, 2020 and 2019, the Company had $212,350 and $79,000, respectively, at cost, in collectible assets.

Income taxes:

The Company intends that the master series and separate Series will elect and qualify to be taxed as a C-corporation under the Internal Revenue Code. The separate Series will comply with the accounting and disclosure requirement of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

Fair Value of Financial Instruments

Financial Accounting Standards Board (“FASB”) guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The carrying amounts reported in the balance sheets approximate their fair value.

F-10

NOTE 3 – RELATED PARTY TRANSACTIONS

The Company, a Delaware series limited liability company, whose managing member is the Manager, will admit additional members to each of its series through the offerings for each Series. By purchasing an Interest in a Series of Interests, the investor is admitted as a member of the Company and will be bound by the Company's Operating Agreement. Under the Operating Agreement, each investor grants a power of attorney to the Manager. The Operating Agreement provides that the Manager with the ability to appoint officers. From time to time, officers, employees or agents of the Manager may participate in offerings of Series, on terms identical to those provided to third party purchasers of such Series.

NOTE 4 – REVENUE, EXPENSE AND COST ALLOCATION METHODOLOGY

The Company distinguishes expenses and costs between those related to the purchase of a particular collectible asset and Operating Expenses related to the management of such collectible assets.

Fees and expenses related to the purchase of an underlying collectible asset include the offering expenses, Acquisition Expenses, Brokerage Fee and Sourcing Fee.

Within Operating Expenses, the Company distinguishes between Operating Expenses incurred prior to the closing of an offering and those incurred after the close of an offering. Although these pre- and post- closing Operating Expenses are similar in nature and consist of expenses such as storage, insurance, transportation and maintenance, pre-closing Operating Expenses are borne by the Manager and are not expected to be reimbursed by the Company or the economic members. Post-closing Operating Expenses are the responsibility of each Series of Interest and may be financed through (i) revenues generated by the Series or cash reserves at the Series and/or (ii) contributions made by the Manager, for which the Manager does not seek reimbursement or (iii) loans by the Manager, for which the Manager may charge a reasonable rate of interest or (iv) issuance of additional Interest in a Series.

Allocation of revenues, expenses and costs will be made amongst the various Series in accordance with the Manager's allocation policy. The Manager's allocation policy requires items that are related to a specific Series to be charged to that specific Series. Items not related to a specific Series will be allocated pro rata based upon the value of the underlying collectible assets or the number of collectibles, as stated in the Manager’s allocation policy and as reasonably determined by the Manager. The Manager may amend its allocation policy in its sole discretion from time to time.

Revenue from the anticipated commercialization of the collectibles will be allocated amongst the Series whose underlying collectibles are part of the commercialization events, based on the value of the underlying collectible assets. No revenues have been generated to date.

Offering expenses, other than those related to the overall business of the Manager are funded by the Manager and generally reimbursed through the Series proceeds upon the closing of an offering.

Acquisition expenses are funded by the Manager and reimbursed from the Series proceeds upon the closing of an offering.

The Sourcing Fee is paid to the Manager from the Series proceeds upon the close of an offering.

Operating Expenses, including storage, insurance, maintenance costs and other Series related Operating Expenses, are expensed as incurred.

F-11

NOTE 5 – ADVANCES FROM MANAGER

To fund its organizational and start-up activities as well as to advance funds on behalf of a series to purchase assets, the Manager expects to cover the expenses and costs of the Company and its series. The Manager reserves the right to invoice the Company or a Series from time to time for expenses it incurs in connection with the business and operations of the Company and its Series. Until such time, no amount is due and payable to Manager.

Offering expenses:

Offering expenses relate to the offering for a specific Series and consist of underwriting, legal, accounting, escrow, compliance, filing and other expenses incurred through the balance sheet date that are directly related to a proposed offering and will generally be charged to members' equity upon the completion of the proposed offering. Offering expenses that are incurred prior to the closing of an offering for such Series, are being funded by the Manager and will generally be reimbursed through the proceeds of the offering related to the Series. Should the proposed offering prove to be unsuccessful, these costs, as well as additional expenses to be incurred, will be charged to the Manager.

Operating expenses:

Operating Expenses are costs and expenses attributable to activities of a particular Series and include storage, insurance, transportation (other than the initial transportation from the card location to the Manager’s storage facility prior to the offering, which is treated as an “Acquisition Expense”, as defined below), annual audit and legal expenses and other specific expenses as detailed in the Manager’s allocation policy. We distinguish between pre-closing and post-closing Operating Expenses. Operating Expenses are expensed as incurred.

Except as disclosed with respect to any future offering, expenses of this nature that are incurred prior to the closing of an offering of Series of Interests are funded by the Manager and are not reimbursed by the Company, Series or economic members. These are accounted for as capital contributions by the Manager for expenses related to the business of the Company or a Series.

Upon closing of an offering, a Series becomes responsible for these expenses and finances them either through revenues generated by a Series or available cash reserves at the Series. Should revenues or cash reserves not be sufficient to cover Operating Expenses the Manager may (a) pay such Operating Expenses and not seek reimbursement, (b) loan the amount of the Operating Expenses to the Series at a reasonable rate of interest and be entitled to reimbursement of such amount from future revenues generated by the Series (“Operating Expenses Reimbursement Obligation(s)”), and/or (c) cause additional Interests to be issued in order to cover such additional amounts.

NOTE 6 – MEMBERS’ EQUITY/(DEFICIT)

The Company has received membership subscriptions for the one LLC series as of December 31, 2020:

Series Name	Units Offered	Units Tendered	Subscription Amount
MTG-ABL90	2,000	2,000	$90,000
MTG-94BOX	2,000	2,000	$55,000
COM-AF157	2,000	2,000	$92,000

F-12

For the COM-AF157 series, all 2,000 units were tendered, however 951 (representing $43,746 of subscriptions funds) of those units were tendered to the Manager to facilitate the closing of the Series.

NOTE 7 – DISTRIBUTIONS AND MANAGEMENT FEES

Any available Free Cash Flow of a Series of Interests shall be applied in the following order of priority, at the discretion of the Manager:

1. Repayment of any amounts outstanding under Operating Expenses Reimbursement Obligations, plus accrued interest thereon.

2. Thereafter, reserves may be created to meet future Operating Expenses for a particular Series.

3. Thereafter, 50% (net of corporate income taxes applicable to such Series of Interests) may be distributed as dividends to interest holders of a particular Series.

4. The Manager may receive 50% in the form of a management fee, which is accounted for as an expense to the profit and loss statement of a particular Series and revenue to the Manager.

5. If less than the cost of the Underlying Asset(s)of capital is raised, the Manager may defer collection of Manager’s Fees shown in the Total Dollar Amount column and reimbursement for its expenses without forfeiting any right to collect. The Manager may also elect to defer the collection of Fees due the Manager. In either event the Series will pay the Manager ten percent (10%) annual interest on the deferral of the reimbursements or Fees.

“Free Cash Flow” is defined as the net income (as determined under GAAP) generated by any Series of Interests plus any change in net working capital and depreciation and amortization (and any other non-cash Operating Expenses) and less any capital expenditures related to the relevant Series; provided that Free Cash Flow does not include proceeds from a sale of an Underlying Asset.

As of December 31, 2020 and 2019, no distributions or management fees were paid by the Company or in respect of any Series.

NOTE 8 – COMMITMENTS, CONTINGENCIES, AND CONCENTRATIONS

Litigation

The Company is not currently involved with and does not know of any pending or threatening litigation against the Company or its member.

Long-term Lease Agreements

The Company does not have any material long-term commitments.

NOTE 9 – SUBSEQUENT EVENTS

Additional Closing

On January 26, 2021, the Company closed its offering of Series COM-FF160 membership interests.

Anticipated Offering

The Company intends to continue to expand its collections by forming additional series LLCs and raising funds from investors for these series LLCs by issuing securities exempt from registration under Regulation A.

Additional Disclosure

The Company has evaluated subsequent events through February 15, 2021, the date which the financial statements were available to be issued. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in these financial statements.

F-13

ITEM 8. EXHIBITS

Exhibit 2.1	Certificate of Formation (Incorporated by reference to Exhibit 2.1 to the Form 1-A filed April 9, 2019)
Exhibit 2.2	Second Amended and Restated Operating Agreement (Incorporated by reference to Exhibit 2.2 to the Form 1-A post qualification amendment filed June 30, 2020)
Exhibit 2.3	Form of Series Agreement (Incorporated by reference to Exhibit 2.3 to the Form 1-A post qualification amendment filed December 18, 2020)
Exhibit 4.1	Form of subscription agreement (Incorporated by reference to Exhibit 4.1 to the Form 1-A post qualification amendment filed December 18, 2020)
Exhibit 6.1	Software and Services License Agreement (Incorporated by reference to Exhibit 6.1 to the Form 1-A filed April 9, 2019)
Exhibit 6.2	Cancellation of Promissory Note (Incorporated by reference to Exhibit 6.2 to the Form 1-A amendment filed June 3, 2019)
Exhibit 6.3	Purchase and Sale Agreement– MTG – ABL90 (Incorporated by reference to Exhibit 6.3 to the Form 1-A post qualification amendment filed June 30, 2020)
Exhibit 6.4	Purchase and Sale Agreement - MTG - 94BOX (Incorporated by reference to Exhibit 6.4 to the Form 1-A post qualification amendment filed June 30, 2020)
Exhibit 6.5	Solicitation Agreement with North Capital Private Securities Corporation (Incorporated by reference to Exhibit 6.6 to the Form 1-A post qualification amendment filed December 20, 2019)
Exhibit 6.6	Purchase and Sale Agreement ART - GGMTG (Incorporated by reference to Exhibit 6.6 to the Form 1-A post qualification amendment filed June 30, 2020)
Exhibit 6.7	Purchase and Sale Agreement COM-AF157 (Incorporated by reference to Exhibit 6.7 to the Form 1-A post qualification amendment filed June 30, 2020)
Exhibit 6.8	Transfer Agent Agreement (Incorporated by reference to Exhibit 8.1 to the Form 1-A post qualification amendment filed December 20, 2019)
Exhibit 6.9	Purchase and Sale Agreement – ART-BHERO (Incorporated by reference to Exhibit 6.9 to the Form 1-A post qualification amendment filed June 30, 2020)
Exhibit 6.10	Purchase and Sale Agreement – COM-FF160 (Incorporated by reference to Exhibit 6.10 to the Form 1-A post qualification amendment filed June 30, 2020)
Exhibit 6.11	Purchase and Sale Agreement – COM-WONDR (Incorporated by reference to Exhibit 6.11 to the Form 1-A post qualification amendment filed December 18, 2020)
Exhibit 6.12	Purchase and Sale Agreement – COM-THOR1 (Incorporated by reference to Exhibit 6.12 to the Form 1-A post qualification amendment filed December 18, 2020)
Exhibit 6.13	Purchase and Sale Agreement – GAM-METRD (Incorporated by reference to Exhibit 6.13 to the Form 1-A post qualification amendment filed December 18, 2020)
Exhibit 6.14	Purchase and Sale Agreement – GAM-SMB3A (Incorporated by reference to Exhibit 6.14 to the Form 1-A post qualification amendment filed December 18, 2020)
Exhibit 6.15	Broker Dealer Agreement with Dalmore Group, LLC (Incorporated by reference to Exhibit 6.1 to the Form 1-U current report filed November 20, 2020)
Exhibit 6.16	Control Agreement dated December 10, 2020 between Mythic Collection, LLC and DriveWealth, LLC (Incorporated by reference to Exhibit 6.1 to the Form 1-U current report filed April 27, 2021)
Exhibit 8.1	Escrow Agreement (Incorporated by reference to Exhibit 8.1 to the Form 1-A post qualification amendment filed December 20, 2019)

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on April 30, 2021.

MYTHIC COLLECTION, LLC

By:	Mythic Markets, Inc., its managing member

By:	/s/ Joseph Mahavuthivanij
Name:	Joseph Mahavuthivanij
Title:	CEO

By:	/s/ Theodore Stiefel
Name:	Theodore Stiefel
Title:	CFO

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joseph Mahavuthivanij	Chief Executive Officer of Mythic Markets, Inc.	April 30, 2021
Name: Joseph Mahavuthivanij	(Principal Executive Officer)

/s/ Theodore Stiefel	Chief Financial Officer of Mythic Markets, Inc.	April 30, 2021
Name: Theodore Stiefel	(Principal Financial Officer)

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